UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

COINSTAR, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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PRELIMINARY PROXY STATEMENT DATED APRIL 25, 2013

SUBJECT TO COMPLETION

[                    ], 2013

Dear Coinstar Stockholders:

We are pleased to invite you to the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. local time on Thursday, June 27, 2013, at the Bellefield Conference Center, located at 1150 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to the Bellefield Conference Center are located on the back of the Proxy Statement.

At the Annual Meeting, you will be asked to:

1.	elect two directors nominated by our Board of Directors;

2.	approve the amendment of the Restated Certificate of Incorporation to change the name of the Company to Outerwall Inc.;

3.	approve, on an advisory basis, the compensation of our named executive officers;

4.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

5.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Board of Directors recommends that you vote:

FOR the election of the two Board-nominated directors;

FOR the amendment of the Restated Certificate of Incorporation to change the name of the Company to Outerwall Inc.;

FOR the approval of the compensation of our named executive officers; and

FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

At the Annual Meeting, you will also have the opportunity to hear a review of our business operations during the past year and ask questions.

If you have any questions concerning the Annual Meeting or any matters contained in the Proxy Statement, please contact our Investor Relations Department via telephone at (425) 943-8242 or via email at investor.relations@coinstar.com.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the enclosed Proxy Statement, and vote by telephone, by internet, or by marking your vote on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed envelope. Your vote is important, so please return your proxy card or vote by telephone or by internet promptly.

Sincerely,

Deborah L. Bevier Chair of the Board of Directors	J. Scott Di Valerio Chief Executive Officer

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 27, 2013

10:00 A.M. LOCAL TIME

BELLEVUE, WASHINGTON

TO THE STOCKHOLDERS OF COINSTAR, INC.:

On Thursday, June 27, 2013, we will hold our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) at the Bellefield Conference Center at 1150 114th Avenue S.E., Bellevue, Washington 98004. The Annual Meeting will begin at 10:00 a.m. local time. Directions and a map to the Bellefield Conference Center, where you will be able to attend the Annual Meeting and vote in person, are located on the back of the Proxy Statement, which follows this Notice.

At the Annual Meeting, stockholders will be asked to:

1.	elect two directors nominated by our Board of Directors;

2.	approve the amendment of the Restated Certificate of Incorporation to change the name of the Company to Outerwall Inc.;

3.	approve, on an advisory basis, the compensation of our named executive officers;

4.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

5.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Proxy Statement fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on [                    ], 2013. At the Annual Meeting and for ten days prior, a list of stockholders of record entitled to vote will be available for any purpose germane to the Annual Meeting at our principal executive offices, 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242.

Regardless of whether you plan to attend the Annual Meeting, please vote by telephone, by internet, or by completing, dating, signing, and returning the enclosed proxy card by mail as promptly as possible in order to ensure your representation at the Annual Meeting. A prepaid return envelope is enclosed for returning the proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through a broker, bank, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.

The Proxy Statement is furnished in connection with the solicitation of proxies by Coinstar, Inc. on behalf of the Board of Directors for the Annual Meeting. Distribution of the Proxy Statement and form of proxy to stockholders is scheduled to begin on or shortly after [                    ], 2013.

By Order of the Board of Directors

Donald R. Rench Chief Legal Officer, General Counsel, and Corporate Secretary

Bellevue, Washington

[                    ], 2013

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 27, 2013.

The Proxy Statement and the 2012 Annual Report are available at www.coinstarinc.com/proxy.

Item	Page
General Information Concerning Proxies and Voting at the Annual Meeting	1
Proposal 1: Election of Directors	7
Corporate Governance	10
Director Compensation	14
2012 Director Compensation Table	15
Proposal 2: Approval of an Amendment to the Restated Certificate of Incorporation of Coinstar, Inc. to Change the Name of the Company to Outerwall Inc.	16
Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers	17
Equity Compensation Plan Information	18
Proposal 4: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm	19
Report of the Audit Committee	20
Independent Registered Public Accounting Firm’s Fees Report	21
Executive Officers	22
Security Ownership of Certain Beneficial Owners, Directors, and Management	24
Section 16(a) Beneficial Ownership Reporting Compliance	26
Compensation Discussion and Analysis	26
Compensation Committee Report	41
Named Executive Officer Compensation	42
2012 Summary Compensation Table	42
2012 Grants of Plan-Based Awards Table	43
2012 Outstanding Equity Awards at Fiscal Year-End Table	46
2012 Option Exercises and Stock Vested Table	48
Potential Payments Upon Termination or Change of Control Table	55
Policies and Procedures for the Review and Approval or Ratification of Transactions With Related Persons	56
Additional Information	58
Directions and Map	60

-i-

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (our “Board” or “Board of Directors”) of Coinstar, Inc. (“Coinstar,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement and form of proxy are scheduled to be distributed to stockholders beginning on or shortly after [                    ], 2013.

You are invited to attend our Annual Meeting on Thursday, June 27, 2013, beginning at 10:00 a.m. local time. The Annual Meeting will be held at the Bellefield Conference Center, located at 1150 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to the Bellefield Conference Center are located on the back of this Proxy Statement.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of certain current directors and certain current and former executive officers for fiscal year 2012, and other information.

Who is entitled to vote?

Holders of Coinstar common stock at the close of business on [                    ], 2013 (the “Record Date”), are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the close of business on the Record Date, there were [                ] shares of Coinstar common stock outstanding and entitled to vote.

How many votes do I have?

Each share of Coinstar common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Coinstar common stock, you are entitled to 30 votes on each matter at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Coinstar’s transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the “stockholder of record,” and the Notice, Proxy Statement, Coinstar’s Annual Report to Stockholders (including Coinstar’s Form 10-K for the year ended December 31, 2012, as filed on February 8, 2013) (the “Annual Report”), and proxy card have been sent directly to you by Broadridge Financial Solutions, Inc.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, Proxy Statement, Annual Report, and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form included in the applicable mailing.

What am I voting on?

You are being asked to vote on four proposals:

(1)	the election of two directors nominated by our Board of Directors;

(2)	the approval of an amendment to the Restated Certificate of Incorporation (the “Restated Certificate”) to change the name of the Company to Outerwall Inc.;

(3)	the approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis”); and

(4)	the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm.

In addition, you will be asked to consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

How do I vote?

Vote by Internet.    You can vote by internet. The website address for internet voting can be accessed through the website printed on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. You can use the internet to transmit your voting instructions until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Internet voting is available 24 hours a day. If you vote by internet, you do NOT need to vote by telephone or by mail.

Vote by Telephone.    You can vote by telephone by calling the toll-free telephone number appearing on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. In order to cast your vote telephonically, you may transmit your voting instructions from any touch-tone telephone until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote by internet or by mail.

Vote by Mail.    You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope. If you vote by returning a proxy card or voting instruction form, you do NOT need to vote by internet or by telephone.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting.    All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by internet, or by mail so that your vote will be counted if you later decide not to attend.

Coinstar is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

How many copies of the proxy materials should I have received?

In certain cases, only one Annual Report and one Proxy Statement are delivered to multiple stockholders sharing an address. Upon request, the Company will promptly deliver separate copies of the Annual Report and Proxy Statement to a stockholder at a shared address to which single copies of the documents were delivered. The stockholder should request the separate copies by contacting our Investor Relations Department via telephone at (425) 943-8242 or by writing to the following address: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. Stockholders of record sharing an address who are receiving multiple copies of the Annual Report and Proxy Statement may request delivery of single copies by contacting the Company in the manner provided above.

If you received more than one proxy card or voting instruction form, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by internet to ensure that all of your shares are voted.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

(1)	delivering appropriate written notice to the Company;

(2)	timely delivering a valid, subsequent proxy by internet, by telephone, or by mail; or

(3)	voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy, as previously described.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. The list will also be available at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non-votes” (as described under the heading “What are ‘broker non-votes’ and how do they affect the proposals?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

Shares represented by a valid proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Election of Directors.    A majority voting standard applies to the election of directors in an uncontested election. This means that each of the directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” the director exceeds the number of votes cast “against” the director, with stockholders given the ability to cast votes “for” or “against” a director or to “abstain” from such a vote. Abstentions and broker non-votes will have no effect on the election of directors since only votes cast “for” or “against” a director will be counted. Each incumbent director who has been nominated for election at the Annual Meeting has tendered an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for election at the Annual Meeting and (ii) the acceptance of such resignation by a committee of our independent directors. In the event that one of the director nominees does not receive a majority of the votes cast at the Annual Meeting, a committee of our independent directors will determine whether to accept or reject the previously tendered resignation, or whether other action should be taken. The committee of independent directors is generally required to act in such instances within 90 days of the certification of the election results.

Approval of an Amendment to the Restated Certificate of Incorporation of Coinstar, Inc. to Change the Name to Outerwall Inc.    The affirmative vote of the holders of at least a majority of the outstanding shares of Coinstar common stock as of the close of business on the Record Date is required to amend the Restated Certificate to change the name of the Company to Outerwall Inc. Abstentions will have the same effect as votes cast “against” this proposal.

Advisory Vote to Approve Compensation of Named Executive Officers.    Under Coinstar’s Amended and Restated Bylaws (our “Bylaws”), the votes cast “for” must exceed the votes cast “against” the advisory resolution to approve the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” these proposals.

Ratification of KPMG LLP.    Under our Bylaws, the votes cast “for” must exceed the votes cast “against” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Abstentions and, if applicable, broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” these proposals.

Other Proposals.    Generally, under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve proposals (unless otherwise required by the Restated Certificate, the Bylaws, or by law). Abstentions and, if applicable, broker non-votes generally will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” these proposals.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the Notice. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have the authority to vote the shares in their best judgment.

What are “broker non-votes” and how do they affect the proposals?

A “broker non-vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder (i) has not received instructions from the beneficial owner and (ii) does not have discretionary voting power for that particular item.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on the proposals to amend the Restated Certificate and to ratify the appointment of KPMG LLP as our independent registered public accounting firm if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on the election of directors, or the advisory resolution to approve the compensation of our Named Executive Officers, without your voting instructions on those proposals, because such proposals are considered “non-discretionary.” Accordingly, without your voting instructions on those proposals, a broker non-vote will occur.

What is the effect of the advisory resolution to approve the compensation of our Named Executive Officers?

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a nonbinding, advisory vote to approve the compensation of our Named Executive Officers, commonly known as a “say-on-pay” proposal. In 2012, our stockholders voted that we conduct advisory votes to approve the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually. Although this advisory vote is not binding upon the Board of Directors or the Company, the Board of Directors and the Compensation Committee of the Board of Directors (the “Compensation Committee”) will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect to have our stockholders vote again, on a nonbinding, advisory basis, on whether we should have a say-on-pay proposal every one, two, or three years at the 2017 Annual Meeting of Stockholders.

What is the effect of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm?

Selection of our independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Who counts the votes?

Broadridge Financial Solutions, Inc. will count all votes, and Galen C. Smith, our Chief Financial Officer, and Donald R. Rench, our Chief Legal Officer, General Counsel, and Corporate Secretary, together or individually, will serve as the inspectors of election. The inspectors of election will separately count affirmative and negative votes, abstentions, and broker non-votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners.

When will Coinstar announce the results of the voting?

We will announce preliminary voting results at the Annual Meeting. We will report the voting results in a Form 8-K within four business days after the end of the Annual Meeting. The report on Form 8-K, and any amendments, will be available at www.sec.gov and on our website at www.coinstarinc.com.

What are the requirements for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Company stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If you are a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your account statement reflecting ownership as of the Record Date, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Certificate and Bylaws currently divide the Board of Directors into three classes. Each class has a three-year term. Paul D. Davis resigned from the Board effective March 31, 2013. In addition, on January 31, 2013, the Board appointed Nora M. Denzel as a member of the Board. Effective April 1, 2013, the Board appointed J. Scott Di Valerio to the Board to fill the vacancy created by Mr. Davis’s resignation. In addition, generally, only persons elected by a majority of the directors then in office may fill vacancies on the Board.

Board Composition

As of April 24, 2013, the Board of Directors was composed of eight members, divided into three classes as follows:

Name	Age	Term Expiring in	Audit Committee	Compensation Committee	Nominating and Governance Committee
Arik A. Ahitov	37	2013	*	*
Deborah L. Bevier	62	2014		*	*
Nelson C. Chan	51	2015	*
Nora M. Denzel	50	2013		*
J. Scott Di Valerio	50	2015
David M. Eskenazy	50	2014	**
Robert D. Sznewajs	66	2014	*		**
Ronald B. Woodard	70	2013		**	*

*	Member

**	Chairperson

If elected at the Annual Meeting, Ms. Denzel and Mr. Woodard will serve until the 2016 Annual Meeting of Stockholders or until their respective successor is duly elected and qualified, or until their earlier death, resignation, or retirement. Ms. Bevier and Messrs. Chan, Di Valerio, Eskenazy, and Sznewajs will continue in office until their respective successor is duly elected and qualified, or until their earlier death, resignation, or retirement. In connection with the expiration of Mr. Ahitov’s three-year term at the Annual Meeting, only two nominees will be voted on at the Annual Meeting and the Board plans to decrease the size of the Board from 8 members to 7 members at the Board meeting immediately following the Annual Meeting.

Except as otherwise specified in a proxy, proxies will be voted for the Board nominees. Ms. Denzel and Mr. Woodard have consented to being named as Board nominees in this Proxy Statement and have each agreed to serve if elected. Management has no reason to believe that they will be unable to serve. If any of the Board nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.

Nominees for Election to a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

Nora M. Denzel

Nora M. Denzel was appointed to the Board of Directors on January 31, 2013. From February 2008 through August 2012, Ms. Denzel held various management positions at Intuit Inc. (a provider of business and financial management solutions software), including senior vice president of marketing, big data and social, and senior vice president and general manager of the employee management solutions business unit. From August 2000 to

February 2006, Ms. Denzel served as senior vice president of the software global business unit and the storage and consulting divisions at Hewlett-Packard Company (a software and technology hardware provider). From February 1997 to August 2000, Ms. Denzel served as senior vice president, product operations, at Legato Systems Inc. (a data storage management software company). Ms. Denzel served as director, global storage software, at International Business Machines Corporation (a technology services, enterprise software and systems provider) from June 1984 to February 1997. Ms. Denzel served as a director of Overland Storage, Inc. (a provider of data management and protection products and services) from 2007 to 2013. Ms. Denzel is a member of the board of directors of Telefonaktiebolaget L.M. Ericsson (a telecommunications equipment and services provider) and Saba Software, Inc. (a provider of learning and talent management solutions software and services).

Ms. Denzel brings to our Board of Directors a unique skill set and insight from her background in enterprise software, engineering, social product design, and marketing. Her experience as a senior business and technology executive at global organizations, such as Intuit, Hewlett-Packard, and IBM provide her with special knowledge in customer experience and competitive considerations.

Ronald B. Woodard

Ronald B. Woodard has been a director of Coinstar since August 2001. Mr. Woodard is a director of MagnaDrive Corporation (an industrial magnetic coupling manufacturer) and was its chairperson from June 2006 to August 2010. Mr. Woodard cofounded MagnaDrive in April 1999 after a 32-year career with The Boeing Company (an aerospace firm), where he held numerous positions, including president of The Boeing Commercial Airplane Group. Mr. Woodard is currently a director of AAR Corp. (a provider of aftermarket support to the aviation and aerospace industry), Knowledge Anywhere (an online provider of employee training), and the Shaw Island School Board, and, in June 2010, he became a lifetime member of the board of directors of the Seattle Symphony. Mr. Woodard was also a director of Continental Airlines, Inc. (a commercial airline company), from May 2003 to December 2010, and served as chair of the board of directors of the Seattle Symphony for 11 years (with his most recent three-year term as chair ending in June 2007).

With Mr. Woodard’s years of experience at The Boeing Company and his years of board service, including his current board positions, he brings valuable commercial insight and experience to our Board of Directors. His role at The Boeing Company and his continued engagement in the aerospace industry provide him with valuable experience in complex public company dynamics, including international operations. In addition, having served as an independent director of Coinstar during a time of significant growth, Mr. Woodard has a valuable historical perspective regarding Coinstar’s business.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

Deborah L. Bevier

Deborah L. Bevier has been a director of Coinstar since August 2002 and has served as the Board of Directors’ non-employee Chair since October 2008. Ms. Bevier has been a principal of DL Bevier Consulting LLC (an organizational and management consulting firm) since May 2004. Ms. Bevier also served as president of Waldron Consulting, a division of Waldron & Co. (an organizational and management consulting firm), from July 2004 to April 2006. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, president, and chief executive officer of Laird Norton Financial Group and its predecessor companies (an independent financial advisory services firm). From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp (a bank holding company), including chairman and chief executive officer of Key Bank of Washington. Ms. Bevier currently serves on the board of directors of F5 Networks, Inc. (a global application delivery networking company). She previously served on the board of directors of Fisher Communications, Inc. (a media and communications company) from July 2003 to December 2010 and Puget Sound Bank (a commercial bank) from August 2006 to June 2008.

Ms. Bevier has over 35 years of experience with both public and private companies in areas relevant to Coinstar, including finance, banking, management, and organizational operations. Ms. Bevier’s experience as a director of public companies in the communications, media, and global application delivery networking industries is particularly valuable to Coinstar’s business. In addition to Ms. Bevier’s broad background, she brings extensive experience to our Board of Directors, particularly in the areas of corporate governance and executive compensation.

David M. Eskenazy

David M. Eskenazy has been a director of Coinstar since August 2000. Mr. Eskenazy has served as chief financial officer for Aegis Senior Communities (a senior living management company specializing in assisted living and memory care) since August 2009. He served as a principal in Esky Advisors LLC (a business advisory services firm) from October 2008 to March 2010. He served as the chief operating officer of Investco Financial Corporation (a real estate development and management company in the Puget Sound region) from April 2008 to September 2008 and as chief investment officer from January 2007 to March 2008. From October 1987 to November 2006, he held a number of financial positions, ultimately serving as executive vice president and chief operating officer at R.C. Hedreen Co. (a hotel development and investment firm). Prior to that, he served on the audit staff of Peat Marwick Mitchell & Co. (an accounting firm). Mr. Eskenazy is a certified public accountant (inactive).

Having served as an independent director of Coinstar since 2000 and chairperson of the Audit Committee since 2001, Mr. Eskenazy possesses a wealth of historical Coinstar institutional knowledge. In addition, with his over 25 years of finance, investment, and accounting experience, he brings deep investment management experience and an understanding of complex accounting to our Board of Directors.

Robert D. Sznewajs

Robert D. Sznewajs has been a director of Coinstar since August 2002. From January 2000 to April 2013, Mr. Sznewajs served as president, chief executive officer, and a member of the board of directors of West Coast Bancorp (a bank holding company). He was also a member of the board of directors of the Portland Branch of the Federal Reserve Bank of San Francisco from January 2004 to December 2009. Mr. Sznewajs is a certified public accountant (inactive).

Mr. Sznewajs brings valuable leadership experience to the Board of Directors, having served in multiple board and executive leadership positions at public and private companies. Mr. Sznewajs also brings to our Board a valuable understanding of accounting functions, financial operations, and retail consumers, as well as a general appreciation for the current economic, business, and governance issues facing public companies from the perspective of a board member and chief executive officer.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

Nelson C. Chan

Nelson C. Chan has been a director of Coinstar since July 2011, and following the Annual Meeting of Stockholders, he will succeed Ms. Bevier as non-employee Chair of our Board of Directors. Mr. Chan served as chief executive officer of Magellan Corporation (a portable GPS navigation consumer electronics company) from December 2006 to August 2008. From 1992 to 2006, he held various management positions at SanDisk Corporation (a manufacturer and supplier of flash brand data storage products), including executive vice president and general manager, consumer business. Mr. Chan is currently a director of Affymetrix Inc. (a genetic analysis company) and Synaptics, Inc. (a developer of consumer interface solutions). Mr. Chan was a member of the board of directors of Silicon Laboratories (an analog-intensive mixed-signal semiconductor company), from 2007 to 2010. Mr. Chan also serves on the board of directors of several private companies.

Mr. Chan brings a wealth of experience to our Board of Directors, including his expertise in building technology companies. Having held numerous senior management positions with other leading companies, including chief executive officer at Magellan Corporation, Mr. Chan has strong operational, financial, and analytical skills. In addition, as a result of his service as a director of several other public companies, Mr. Chan brings valuable corporate governance and strategic insights to our Board of Directors.

J. Scott Di Valerio

J. Scott Di Valerio has served as our Chief Executive Officer and as one of our directors since April 2013. He served as our Chief Financial Officer from March 2010 until March 2013, after having joined the Company in January 2010 to work on transition matters prior to his appointment as Chief Financial Officer. Mr. Di Valerio served as president of the Americas for Lenovo Group Limited (a personal computer and technology products and services company) from December 2007 to January 2009. Previously, he served as corporate vice president, OEM division for Microsoft Corporation (a software and technology company) from 2005 to 2007, and as its corporate vice president, finance and administration and chief accounting officer from 2003 to 2005. In addition, Mr. Di Valerio served as corporate vice president, corporate controllership, for The Walt Disney Company (an entertainment company) from 2001 to 2003 and as chief financial officer for Mindwave Software Inc. (a software and technology company) during 2000. He also served in various roles, including as partner, at PricewaterhouseCoopers LLP (and its predecessors) from 1985 to 2000. Mr. Di Valerio is a certified public accountant (inactive).

Through his experience as Coinstar’s Chief Financial Officer and in his new position as Chief Executive Officer effective April 1, 2013, Mr. Di Valerio brings intimate knowledge of Coinstar’s financial and day-to-day operations to our Board of Directors. In addition, through his prior financial and management experience, Mr. Di Valerio has a broad understanding of the financial, operational, and strategic issues facing companies such as Coinstar.

CORPORATE GOVERNANCE

Board of Directors

During 2012, the Board of Directors met ten times. The standing committees of the Board held a total of 26 meetings. No incumbent member attended fewer than 92% of the meetings of the Board and standing Board committees on which he or she served during his or her term of service. It is Coinstar’s policy to request and encourage all of its directors and director nominees to attend in person annual meetings of stockholders, absent unavoidable conflicts or extenuating circumstances that prohibit attendance. Last year, all directors, except Mr. Eskenazy, attended the 2012 Annual Meeting of Stockholders.

The Nasdaq Listing Rules require that a majority of our Board of Directors be “independent directors,” as defined in Nasdaq Listing Rule 5605(a)(2). The Board of Directors, following the review and recommendation of the Nominating and Governance Committee of the Board of Directors, reviewed the independence of the persons who served as our directors during 2012, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and Coinstar and our subsidiaries, certain other affiliates, or our independent registered public accounting firm. As a result of the review, the Board determined that all of the directors, except for Mr. Davis, who was an employee, and Mr. Di Valerio, who is an employee, were “independent” under the applicable Nasdaq Listing Rules described above.

Our independent directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for Board and committee meetings, as appropriate. The Chair of the Board of Directors (for Board executive sessions) and the chairperson of each committee (for committee executive sessions) act as the chair of the applicable executive sessions of the independent directors.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Principles provide that it is our policy that the positions of Chief Executive Officer and Chair of the Board of Directors not be held by the same person. The Board believes that separating these two positions is in the best interests of the Company. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board believes this leadership structure is preferred by a significant number of the Company’s stockholders. The Board also believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board of Directors considers oversight of Coinstar’s risk management efforts to be a responsibility of the entire Board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full Board regular updates on major Company initiatives, strategies, and related risks. The Compensation Committee provides oversight of the Company’s pay policies and practices, including risks associated with executive compensation. The Nominating and Governance Committee oversees risks associated with corporate governance and Board composition, including the independence of Board members. The Audit Committee receives the results of an annual risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. In addition, Coinstar’s management has implemented an enterprise risk management (“ERM”) program designed to provide a consistent framework by which key risks across the enterprise can be identified, assessed, evaluated, and treated. The structure of the ERM program includes (i) interviews of management to identify risks associated with the achievement of strategic business objectives, (ii) assessment of risks relative to the likelihood of occurrence and severity of impact, (iii) stratification of risks into prioritized tiers, (iv) assignment of “Tier 1” risks to key leaders and executive sponsors, (v) development and implementation of risk treatment plans, and (vi) quarterly reports provided to the Board with respect to risk status and treatment plan progress. Further, the internal audit department utilizes the ERM program to identify areas of focus for the conduct of risk-based internal audits. The Audit Committee receives quarterly reports regarding these risk-based internal audits, which include management action plans designed to mitigate deficiencies and related risks. The Audit Committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses Company policies with respect to risk assessment and risk management.

The chairperson of the relevant Board committee reports on its discussions to the full Board of Directors during the committee reports portion of the next Board meeting. The full Board also has access to all committee materials. This enables the Board and its committees to coordinate the risk oversight role regarding, for example, compensation and governance-related risks.

Board Committees

The Board of Directors has established the following standing committees: Audit, Compensation, and Nominating and Governance. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq. Membership of the standing committees is determined periodically by the Board of Directors. Adjustments to committee assignments may be made at any time. As of April 24, 2013, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each standing committee’s charter on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	9 meetings

The purpose of the Audit Committee is to assist the Board of Directors in oversight of (i) the integrity of Coinstar’s financial statements, (ii) Coinstar’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of Coinstar’s independent registered public accounting firm and the internal auditors, and (v) compliance with Coinstar’s code of ethics for senior financial officers and with Coinstar’s code of conduct for all Coinstar personnel. The Audit Committee retains the authority and responsibility to select, evaluate, and, where appropriate, replace the independent registered public accounting firm. The Audit Committee may retain independent counsel and accountants and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Audit Committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the registered public accounting firm’s interim reviews or annual audit before the results are released to the public or filed with the Securities and Exchange Commission (the “SEC”) or other regulators. The Audit Committee also reviews and comments on the quality of our accounting principles and financial reporting and controls, the adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. Each Audit Committee member must meet the financial literacy, experience, and expertise requirements of the SEC, Nasdaq, and applicable laws and regulations. At least one Audit Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC, and Nasdaq. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that Messrs. Eskenazy and Sznewajs are “audit committee financial experts” under SEC rules, have accounting or related financial management experience, and are financially sophisticated under the Nasdaq Listing Rules.

Compensation Committee	9 meetings

The purpose of the Compensation Committee is to ensure that Coinstar’s compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve Coinstar’s performance goals. In particular, the Compensation Committee (i) defines and oversees the executive compensation programs (including compensation of the Chief Executive Officer), (ii) reviews, approves, and administers equity-based compensation and other employee benefit plans, (iii) periodically reviews compensation and benefits programs, and (iv) defines and oversees the director compensation program.

The Compensation Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the Compensation Committee. The charter also requires that the Compensation Committee be composed of at least three directors, all of whom are non-employee outside directors who meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Compensation Committee meets such requirements. The Compensation Committee meets throughout the year at scheduled and special times and takes actions by written consent when necessary.

Pursuant to the Compensation Committee’s charter, the Compensation Committee may engage professional consultants to assist it in meeting its responsibilities. The Compensation Committee may work with Coinstar’s human resources professionals and with outside consultants to conduct market surveys to assess and compare executive compensation levels and pay practices in similarly situated companies. The Compensation Committee has sole authority to retain outside counsel, compensation consultants, or other experts or consultants, including sole authority to terminate and approve the fees and other retention terms for such persons. To the extent permitted by applicable law, regulations, and Nasdaq, the Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors, or to Coinstar’s officers, to perform certain duties on its behalf.

The Compensation Committee reports frequently to the Board of Directors and maintains open communication with Coinstar’s Chief Executive Officer, independent consultants, and internal human resources professionals. The Compensation Committee establishes an annual meeting schedule. Other meetings may be called by the Compensation Committee’s chairperson or at the direction of the Board. The Compensation Committee’s chairperson and Coinstar’s Chief Executive Officer and/or Chief Human Resources Officer jointly prepare an agenda for each Compensation Committee meeting.

Compensation Consultant

Pursuant to the Compensation Committee’s charter, as outlined above, the Compensation Committee may engage outside consultants to assist it in meeting its responsibilities. For 2012 executive compensation, the Compensation Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executive officers and other executives and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations. Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company that are either in similar lines of business or the same region. In 2012, a Towers Watson consultant attended five Compensation Committee meetings and held several telephone conference calls with the Compensation Committee’s chairperson and management during the executive compensation evaluation process. Towers Watson did not provide any other services to Coinstar and only received fees from Coinstar on behalf of the Compensation Committee. Towers Watson did not determine any aspect of Coinstar’s executive compensation. The Compensation Committee reviewed the independence of Towers Watson based on the criteria established by the SEC and determined that there were no conflicts of interest. Please refer to “Compensation Discussion and Analysis” for a discussion of the Compensation Committee’s determinations regarding executive compensation for 2012.

Role of Executives in Establishing Executive Compensation

With support from Coinstar’s human resources department, our Chief Executive Officer prepared and provided recommendations to the Compensation Committee on the following items: base salaries for current executives (excluding himself), the design of the 2012 short-term and long-term incentive plans for executives, and the grant value of equity awards provided to executives (excluding himself). At the request of the Compensation Committee, the Chief Executive Officer assisted in the review of compensation studies and proposed incentive plans, including, at the delegation of the Compensation Committee, proposing specific performance goals to be reviewed by the Compensation Committee with respect to short-term and long-term executive compensation. Also at the request of the Compensation Committee, the Chief Executive Officer, the Chief Legal Officer and General Counsel, and members of the human resources department attended the Compensation Committee meetings that related to executive compensation; however, the executives did not attend the executive sessions of the meetings. In connection with reviewing and determining executive compensation, the Compensation Committee asked the Chief Executive Officer to provide recommendations for compensation levels for the other executives. The Compensation Committee uses this information along with, among other things, survey data and market studies to determine executive compensation.

Nominating and Governance Committee	8 meetings

The purpose of the Nominating and Governance Committee (the “Nominating Committee”) is to (i) identify individuals qualified to become directors, (ii) approve and recommend to the Board director candidates, (iii) oversee evaluations of the Board and its committees, (iv) monitor the independence of non-employee directors, (v) develop, annually update, and recommend to the Board corporate governance principles and policies applicable to Coinstar, (vi) monitor compliance with such principles and policies, and (vii) develop and maintain succession plans for senior management.

The charter of the Nominating Committee requires that the Nominating Committee be composed of at least three directors, each of whom meets the independence standards required by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Nominating Committee meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has sole authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms relating to search firms. The Nominating Committee may also retain independent counsel and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Nominating Committee reviews annually the appropriate skills and characteristics required of directors in light of the current makeup of the Board of Directors. When assessing a director candidate’s qualifications, the Nominating Committee will consider, among other factors, issues of expertise (including retail, public company, and policy-making experience), independence, personal and professional ethics, integrity, values, and diversity, as well as skills relating to finance, public policy, management, and business. The Nominating Committee does not have a formal policy with respect to diversity, which includes age, geography, professional, or other; however, the Nominating Committee and the Board believe it essential to have directors representing diverse viewpoints. Accordingly, diversity, considered broadly, is one factor considered by the Nominating Committee in evaluating overall Board composition and evaluating appropriate director candidates. The director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

Pursuant to its charter, the Nominating Committee will also consider qualified director candidates recommended by Coinstar’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the Nominating Committee or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Additional Information—Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the Nominating Committee for consideration by any of Coinstar’s stockholders in connection with the Annual Meeting.

DIRECTOR COMPENSATION

The following table shows compensation earned by or paid to non-employee directors who served as directors for 2012. Paul D. Davis, as Chief Executive Officer, did not receive additional compensation for his services on the Board of Directors in 2012. The compensation of Mr. Davis is described in the “2012 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Arik A. Ahitov	$89,750	$74,981	$34,978	$199,709
Deborah L. Bevier	118,500	104,998	49,956	273,454
Nelson C. Chan	80,750	74,981	34,978	190,709
David M. Eskenazy	98,500	74,981	34,978	208,459
Robert D. Sznewajs	88,500	74,981	34,978	198,459
Ronald B. Woodard	92,000	74,981	34,978	201,959

(1)	As of December 31, 2012, non-employee directors had the following aggregate number of restricted stock awards outstanding: Mr. Ahitov, 1,229; Ms. Bevier, 1,721; Mr. Chan, 1,229; Mr. Eskenazy, 1,229; Mr. Sznewajs, 1,229; and Mr. Woodard, 1,229. The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for awards granted during the fiscal year ended December 31, 2012. Assumptions used in the calculation of these amounts are described in footnotes 2 and 10 to the Company’s audited financial statements included in the Annual Report. On June 7, 2012, each non-employee director (other than Ms. Bevier) received an annual award of 1,229 shares of restricted stock with a grant date fair value of $75,000 and Ms. Bevier, as Chair of the Board, received an annual award of 1,721 shares of restricted stock with a grant date fair value of $105,000, each such restricted stock award vests one year from the date of grant and, if unvested, is forfeited upon a director’s termination of service.

(2)	As of December 31, 2012, non-employee members of the directors had the following aggregate number of stock options outstanding: Mr. Ahitov, 3,944; Ms. Bevier, 11,690; Mr. Chan, 2,498; Mr. Eskenazy 10,473; Mr. Sznewajs, 10,473; and Mr. Woodard, 10,473. The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during the fiscal year ended December 31, 2012. Assumptions used in the calculation of these amounts are described in footnotes 2 and 10 to the Company’s audited financial statements included in the Annual Report. On June 7, 2012, each non-employee director (other than Ms. Bevier) received an annual stock option grant to purchase 1,226 shares of common stock with a grant date fair value of $35,000 and Ms. Bevier, as Chair of the Board, received an annual stock option grant to purchase 1,751 shares of common stock with a grant date fair value of $50,000, each such stock option vests in equal monthly installments over one year from the date of grant and has a term of ten years.

Time and Manner of Compensation

Cash compensation for attending committee meetings and more than ten meetings of the Board of Directors in a given year is paid at the end of each fiscal quarter. Annual cash retainers for service as a director or committee chairperson are paid in quarterly installments at the same time as committee meeting fees are paid. Directors are also reimbursed for reasonable Coinstar-related travel expenses.

Pursuant to a non-employee director program, effective as of June 1, 2011 and administered under the 2011 Incentive Plan, stock options and restricted stock awards are automatically awarded upon initial election or appointment to the Board of Directors and following each annual meeting of stockholders. The terms of these awards are described in footnotes 1 and 2 to the table above. Stock options are granted with exercise prices equal to the per share fair market value of Coinstar common stock on the date of grant.

2012 Director Compensation

For 2012, the components of Coinstar’s standard non-employee director cash and equity compensation were:

Compensation Paid to Non-Employee Directors
Annual retainer	$50,000
Annual restricted stock award	$75,000	(1)
Annual stock option grant	$35,000	(1)
Stock option grant upon initial election or appointment	Prorated	(2)
Restricted stock award upon initial election or appointment	Prorated	(2)
Attendance at Board meetings in excess of ten meetings in a given year	$1,500	(3)

Compensation for Attendance at Committee Meetings
Audit Committee	$1,250
Compensation Committee	$1,000
Nominating and Governance Committee	$1,000

Additional Compensation for Board Chair and Committee Chairpersons
Non-Employee Board Chair
Annual retainer	$35,000
Annual restricted stock award	$30,000	(1)
Annual stock option grant	$15,000	(1)
Audit Committee Chairperson (if not Board Chair)	$15,000
Compensation Committee Chairperson (if not Board Chair)	$10,000
Nominating and Governance Committee Chairperson (if not Board Chair)	$7,500

(1)	Awards are granted based on grant date fair value.

(2)	Upon an initial election or appointment to the Board of Directors on a date other than the date of an annual meeting of stockholders, each non-employee director is automatically granted a prorated annual stock option grant and restricted stock award, based on the number of full calendar months between the date of initial election or appointment and the date of the first anniversary of the then last annual meeting of stockholders.

(3)	Each one-year period is measured from the date of one annual meeting of stockholders to the next annual meeting of stockholders.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors believes that significant stock ownership by its non-employee directors further aligns their interests with the interests of the Company’s stockholders. Effective December 1, 2010, the Board approved revised stock ownership guidelines that provide that each non-employee director should personally own shares of Coinstar’s common stock equal in market value to at least five times his or her annual base retainer. Shares of stock that count towards satisfaction of these guidelines include (a) fully vested shares owned directly or indirectly through immediate family members and (b) unvested restricted shares. The shares owned are valued at the greater of (a) the price at the time of purchase/acquisition or (b) the current market value. Ownership is measured as of December 1 of each year. Non-employee directors as of the date the guidelines were adopted are expected to meet the guidelines by December 1, 2015. Non-employee directors joining the Board after the guidelines were adopted will have until December 1 of the fifth fiscal year after being appointed as a director to come into compliance. Non-employee directors must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. All non-employee directors were in compliance with the non-employee director stock ownership guidelines as of the last measurement date.

For additional information regarding the stock holdings of our non-employee directors, see “Security Ownership of Certain Beneficial Owners, Directors, and Management.” Mr. Davis was and Mr. Di Valerio is subject to the officer stock ownership guidelines described in “Compensation Discussion and Analysis.”

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF COINSTAR, INC. TO CHANGE THE NAME OF THE COMPANY TO OUTERWALL INC.

On April 18, 2013, our Board of Directors approved an amendment to the Restated Certificate to change the name of the Company to Outerwall Inc., and directed that this amendment be submitted to a vote of our stockholders at the Annual Meeting.

The name change is intended to reflect the evolution of the Company from a single coin-counting kiosk business into multiple automated retail businesses and to distinguish the parent company from its individual lines of business. The name Outerwall was selected as an umbrella corporate brand that encompasses the Company’s current operations and provides a platform for future opportunities. The Company’s core businesses—the Redbox® self-service DVD and video game rental and Coinstar® self-service coin-counting kiosk businesses—will retain their current branding.

If this amendment is approved, Article I of the Restated Certificate would read as follows:

The name of this Corporation is Outerwall Inc.

To approve this Proposal 2, the affirmative vote of the holders of at least a majority of the outstanding shares of Coinstar common stock as of the close of business on the Record Date is required. Abstentions will have the same effect as votes cast “against” this proposal. If adopted by our stockholders, this amendment would become effective upon filing it with the Secretary of State of the State of Delaware. We anticipate that this filing would be made promptly following the Annual Meeting. The Company has reserved the NASDAQ stock symbol “OUTR”. If the name change amendment is approved, the Company intends to request that its common stock be listed on the NASDAQ and trade under this new stock symbol, rather than under the current “CSTR” symbol.

If the name change becomes effective, the rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Outerwall Inc.”

The Board of Directors Recommends a Vote “FOR”

the Approval of an Amendment to the Restated Certificate of Coinstar, Inc. to

Change the Company’s Name to Outerwall Inc.

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers. This advisory proposal is commonly referred to as a “say-on-pay” proposal. Our stockholders have voted that we conduct advisory votes on the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually, with the next vote occurring at the 2014 Annual Meeting of Stockholders. Although this advisory vote is not binding upon the Board of Directors, our Board and Compensation Committee will review and consider the voting results of this vote when making future decisions regarding our Named Executive Officer compensation and related executive compensation program.

As described in more detail in “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain executive officers critical to our long-term success and the creation of stockholder value. Our pay-for-performance model links competitive levels of compensation to Company performance as compared to performance goals, to ensure accountability and to motivate executives to achieve a higher level of performance. Our Named Executive Officers who have a greater ability to influence the Company’s performance have a higher level of at-risk compensation in the form of short-term incentives (annual cash bonus plan) and long-term incentives (stock options, time-based restricted stock, and performance-based restricted stock).

As noted in “Compensation Discussion and Analysis,” our Compensation Committee has taken several actions and also continued several long-standing practices that it believes reflect its pay-for-performance philosophy and help contribute to good corporate governance, including:

•

adopting a recoupment policy (also known as a “clawback policy”) covering incentive compensation paid to executives (please refer to the related discussion under “Policy on Reimbursement of Incentive Payments” in “Compensation Discussion and Analysis”);

•	formalizing an annual process to assess risks associated with our compensation policies and programs;

•	increasing stock ownership guidelines for our executives (please refer to the related discussions under “Officer Stock Ownership Guidelines” in “Compensation Discussion and Analysis”);

•	retaining discretion to adjust amounts payable under various compensation components;

•

approving change of control benefits for executives that place stronger emphasis on “double-trigger” benefits and do not include any tax gross-ups (please refer to the related discussions under “Severance and Change of Control” in “Compensation Discussion and Analysis” and under “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation”);

•	establishing caps of 200% of target and 150% of target under the short-term incentive program and the long-term performance-based restricted stock program, respectively;

•	providing limited perquisites (please refer to the related discussion under “Other Benefits and Perquisites” in “Compensation Discussion and Analysis”); and

•	hiring compensation consultants directly to assist the Compensation Committee in its compensation decisions.

We urge our stockholders to read the section titled “Compensation Discussion and Analysis” in this Proxy Statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the “2012 Summary Compensation Table” and other related compensation tables and narrative included under the heading “Named Executive Officer Compensation” in this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers. The Board of Directors and Compensation Committee believe that the policies and procedures articulated in that discussion are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to the Company’s success.

We are therefore requesting that stockholders approve the following nonbinding, advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying tables, and related narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.”

The Board of Directors Recommends a Vote “FOR”

the Advisory Resolution to Approve the Compensation of Our Named Executive Officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the shares of Coinstar common stock authorized for issuance under our equity compensation plans as of December 31, 2012.

Our stockholder-approved equity compensation plans consist of our 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”), our 1997 Non-Employee Directors’ Stock Option Plan (the “1997 Director Plan”), and our 2011 Incentive Plan (the “2011 Plan”). The 1997 Plan was terminated by the Board of Directors, and no additional awards will be granted, effective June 1, 2011 (the date that the 2011 Plan was approved by our stockholders). We have not granted any awards since June 2004, and no additional awards will be granted, under the 1997 Director Plan, which was terminated by the Board of Directors in 2005.

Our only non-stockholder-approved equity compensation plan is our 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan”), which terminated by its terms on December 14, 2010.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	1,271,083		$34.89	1,612,579	(1)(2)
Equity compensation plans not approved by stockholders	1,500		21.76	0

Total	1,272,583	(3)	$34.86	1,612,579

(1)	Includes shares that may be granted to our non-employee directors pursuant to a program administered under the 2011 Plan and described under the section entitled “Director Compensation.”

(2)	Under the 2011 Plan, in addition to stock options, Coinstar may grant awards of common stock, stock appreciation rights, restricted stock, stock units, performance shares, performance units, or other incentives payable in cash or shares.

(3)	Excludes additional shares that may be issued if target performance is exceeded under outstanding unearned performance-based restricted stock awards.

Description of Non-Stockholder-Approved Equity Arrangements

Below is a description of our equity compensation plan that was not approved by stockholders. Approval by stockholders was not required under the SEC and Nasdaq Listing Rules in effect at the time this plan was adopted.

2000 Amended and Restated Equity Incentive Plan

In December 2000, the Board of Directors adopted the 2000 Plan. The 2000 Plan terminated by its terms on December 14, 2010; consequently, there were no shares available for grant under the 2000 Plan as of December 31, 2012. No grants have been awarded under the 2000 Plan since 2006. Options granted under the 2000 Plan are non-statutory stock options. The exercise price for shares purchased under a 2000 Plan option must be paid in a form acceptable to the plan administrator, which form may include cash or check, or at the discretion of the plan administrator, by delivery of already-owned Coinstar common stock, a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit, including a promissory note that is structured as necessary to avoid charges to earnings. Outstanding options under the 2000 Plan were fully vested as of December 31, 2012 and have a term of ten years from the date of grant. In the event of termination of the optionee’s employment or service relationship with Coinstar by reason of death or disability, the options generally will be exercisable for one year after the date of termination unless the option term expires as of an earlier date. In the event of termination for a reason other than death or disability, the options will be exercisable for a period of three months from the date of termination. Options under the 2000 Plan may be transferred to the extent provided in the option agreement, provided that if the option agreement does not expressly permit the transfer, the option will not be transferable except by will, by the laws of descent and distribution, or pursuant to a domestic relations order and will be exercisable during the lifetime of the person to whom the option is granted only by such person or any transferee pursuant to a domestic relations order.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Coinstar’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as Coinstar’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Coinstar and its stockholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of the

Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of Coinstar’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Coinstar’s financial statements as well as for Coinstar’s financial reporting process, including internal controls thereon. KPMG LLP, acting as an independent registered public accounting firm, is responsible for auditing those financial statements.

In connection with our review of Coinstar’s consolidated audited financial statements for the fiscal year ended December 31, 2012, we relied on reports received from KPMG LLP as well as the advice and information we received during discussions with Coinstar management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2012 with the Company’s management.

(ii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

(iii)	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(iv)	Based on the review and discussion referred to in paragraphs (i) through (iii) above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

The Audit Committee

David M. Eskenazy, Chairperson

Arik A. Ahitov

Nelson C. Chan

Robert D. Sznewajs

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

In connection with the audit of the 2012 financial statements and internal control over financial reporting, we entered into an engagement letter with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for Coinstar. That agreement is subject to alternative dispute resolution procedures, and various other provisions.

We incurred the following fees for services performed by KPMG LLP, our principal auditor, for fiscal years 2012 and 2011, inclusive of out-of-pocket expenses.

Audit Fees
2012	$1,906,470
2011	$1,887,495

Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC.

Audit-Related Fees
2012	$0
2011	$0

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees
2012	$1,071,383
2011	$278,440

Tax Fees consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning. All Tax Fees for 2012 and 2011 related to tax compliance services, consultation, and tax planning. KPMG provided tax consultation to Coinstar on potential tax ramifications and potential reporting obligations relating to executed and anticipated transactions.

All Other Fees
2012	$0
2011	$0

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Coinstar’s principal registered public accounting firm.

Pursuant to its charter, the Audit Committee pre-approves the retention of Coinstar’s independent registered public accounting firm for all audit, review, and attest engagements and all non-audit services that the independent registered public accounting firm is permitted to provide the Company and approves the fees for all such services, other than de minimis non-audit services as allowed by applicable law. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and may not be delegated to management. The Audit

Committee has delegated pre-approval authority to the chairperson of the Audit Committee. The chairperson is required to report his decisions to the Audit Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related, or non-audit services for which the total amount to be paid by Coinstar will exceed $50,000. The Audit Committee pre-approved 100% of the Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of April 24, 2013:

Name	Age	Position
J. Scott Di Valerio	50	Chief Executive Officer
Galen C. Smith	36	Chief Financial Officer
Donald R. Rench	46	Chief Legal Officer, General Counsel, and Corporate Secretary
Maria D. Stipp	45	Chief Customer Officer
Anne G. Saunders	51	President, Redbox
Michael J. Skinner	59	President, Coin

J. Scott Di Valerio has served as our Chief Executive Officer and as one of our directors since April 2013. He served as the Chief Financial Officer from March 2010 until March 2013, after having joined the Company in January 2010 to work on transition matters prior to his appointment as Chief Financial Officer. In addition to his leadership of the finance organization, Mr. Di Valerio served as president of the Americas for Lenovo Group Limited (a personal computer and technology products and services company) from December 2007 to January 2009. Previously, he served as corporate vice president, OEM division for Microsoft Corporation (a software and technology company) from 2005 to 2007, and as its corporate vice president, finance and administration, and chief accounting officer from 2003 to 2005. In addition, Mr. Di Valerio served as corporate vice president, corporate controllership for The Walt Disney Company (an entertainment company) from 2001 to 2003 and as chief financial officer for Mindwave Software Inc. (a software and technology company) during 2000. He also served in various roles, including as partner, at PricewaterhouseCoopers LLP (and its predecessors) from 1985 to 2000. Mr. Di Valerio is a certified public accountant (inactive).

Galen C. Smith has served as our Chief Financial Officer since April 2013. Previously, he served as Senior Vice President of Finance of Redbox Automated Retail, LLC (“Redbox”), Coinstar’s wholly-owned subsidiary, from May 2011 to March 2013. From January 2010 to May 2011, Mr. Smith served as Coinstar’s Corporate Vice President, Finance, and Treasurer. From September 2009 to January 2010, he served as Coinstar’s Senior Director of Finance and Treasurer, and from June 2009 to August 2009, he served as Coinstar’s Director of Finance. Prior to joining Coinstar, Mr. Smith was an investment banker at Morgan Stanley & Co. (a global financial services firm) in the consumer and retail investment banking group from August 2007 to May 2009.

Donald R. Rench has served as our Chief Legal Officer since April 2011, as our General Counsel since August 2002, and as our Corporate Secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From October 1997 through March 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. (a software company). Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

Maria D. Stipp has served as our Chief Customer Officer since June 2011. From February 2004 to April 2011, Ms. Stipp held several positions at Activision Blizzard, Inc. (a video game publisher), most recently as executive vice president and general manager of the owned properties business unit. From February 2001 to February 2004, Ms. Stipp served as vice president of sales at Vivendi Universal Games (a developer, publisher, and distributor of interactive entertainment). Ms. Stipp previously held sales leadership positions at Miller Brewing Company (a beverage brewing company) and Kellogg Sales Company (a packaged food company).

Anne G. Saunders has served as President of Redbox since August 2012. From 2009 to 2012, Ms. Saunders served as executive vice president and chief marketing officer of Knowledge Universe (a global education company). Prior to joining Knowledge Universe, Ms. Saunders worked at Bank of America Corporation (a bank holding company and financial holding company), where she held the position of senior vice president, consumer bank executive from 2008 to 2009 and senior vice president, brand executive from 2007 to 2008. Prior to that, Ms. Saunders held various senior leadership positions at Starbucks Corporation (a specialty coffee retailer), including senior vice president, global brand and vice president, wireless initiatives, and at AT&T Wireless Services, Inc. (a wireless and data services company).

Michael J. Skinner has served as President of our Coin business since May 2009. Mr. Skinner also served as Vice President and General Manager of E-Payment Services from August 2008 through May 2010, and as Vice President and General Manager of our Coin business from August 2008 until May 2009. From January 2007 to July 2008, Mr. Skinner served as our Senior Vice President of Entertainment Services. From December 2004 to January 2007, Mr. Skinner served as Director of Sales & Marketing of E-Payment Services. Before joining Coinstar, Mr. Skinner served as director of Client Services for Crestwood Associates (a full-service market research firm) from 2002 to 2004. From 1998 to 2002, Mr. Skinner founded Elkhorn Consulting (a consulting firm that provided strategic and business development services). Prior to 1998, Mr. Skinner served as executive vice president of Sales and Marketing for PIA Merchandising Inc. (a retail merchandising company).

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of Coinstar common stock beneficially owned as of April 24, 2013 by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock as of April 24, 2013; (ii) each director as of April 24, 2013; (iii) each of the Named Executive Officers listed in the “2012 Summary Compensation Table”; and (iv) the directors and executive officers as a group as of April 24, 2013.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Coinstar’s corporate headquarters at 1800 114th Avenue S.E., Bellevue, Washington 98004.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (1)
More Than 5% Stockholders

Goldman Sachs Asset Management, L.P. (2) 200 West Street New York, NY 10282	2,861,792	10.2%

BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	2,388,008	8.5%

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	2,256,365	8.0%

Fine Capital Partners, L.P. (5) 590 Madison Avenue, 27th Fl. New York, NY 10022	1,713,740	6.1%

Park West Asset Management LLC (6) 900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939	1,417,422	5.0%

Non-Employee Directors
Arik A. Ahitov (7)	8,026	*
Deborah L. Bevier (8)	34,880	*
Nelson C. Chan (9)	4,833	*
Nora M. Denzel (10)	962
David M. Eskenazy (11)	18,224	*
Robert D. Sznewajs (12)	15,227	*
Ronald B. Woodard (13)	17,773	*

Named Executive Officers
Paul D. Davis (14)	189,078	*
Gregg A. Kaplan (15)	44,049	*
J. Scott Di Valerio (16)	81,415	*
Donald R. Rench (17)	84,058	*
Anne G. Saunders (18)	16,760	*
All directors and executive officers as a group (13 persons) (19)	335,810	1.2%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More Than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, entity, or group by the sum of 28,097,710 shares of Coinstar common stock outstanding as of April 24, 2013, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or other rights within 60 days of April 24, 2013. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Information presented is based on a Schedule 13G/A filed with the SEC on February 14, 2013 by Goldman Sachs Asset Management, L.P. (“GSAM”) and GS Investment Strategies, LLC (“GSIS”), each an operating unit of The Goldman Sachs Group, Inc. Pursuant to the filing, GSAM and GSIS, each an investment adviser, report that they have shared voting power over 2,829,935 shares and shared dispositive power over 2,861,792 shares.

(3)	Information presented is based on a Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc., as a parent holding company or control person. Pursuant to the filing, BlackRock, Inc. reports that it has sole voting and sole dispositive power over 2,388,008 shares.

(4)	Information presented is based on a Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group (“Vanguard”). Pursuant to the filing, Vanguard reports that it has sole voting power over 45,017 shares, sole dispositive power over 2,213,248 shares, and shared dispositive power over 43,117 shares.

(5)	Information presented is based on a Schedule 13G filed with the SEC on February 14, 2013 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC, and Debra Fine. Pursuant to the filing, each of Fine Capital Partners, L.P., Fine Capital Advisors, LLC (general partner of Fine Capital Partners, L.P.), and Ms. Fine (manager of Fine Capital Advisors, LLC) reports that each had shared voting power and shared dispositive power over 1,713,740 shares.

(6)	Information presented is based on a Schedule 13G filed with the SEC on March 18, 2013 by Park West Asset Management LLC (“PWAM”) and Peter S. Park (sole member and manager of PWAM). Pursuant to the filing, each of PWAM and Mr. Park reports that each had sole voting power and sole dispositive power over 1,417,422 shares. In addition, such filing reports that PWAM is the investment manager to Park West Investors Master Fund, Limited, a Cayman Islands exempted company (“PWIMF”), and Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI”). Further, pursuant to the filing, (a) PWIMF held 951,304 shares and options to acquire 219,800 additional shares from other stockholders of the Company, all of which were currently exercisable; and (b) PWPI held 201,118 shares and options to acquire 45,200 additional shares from other stockholders of the Company, all of which were currently exercisable.

(7)	The number of shares beneficially owned by Mr. Ahitov includes (a) 3,944 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 1,229 shares of unvested restricted stock. Mr. Ahitov’s three-year term will expire at the Annual Meeting.

(8)	The number of shares beneficially owned by Ms. Bevier includes (a) 11,690 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 1,721 shares of unvested restricted stock.

(9)	The number of shares beneficially owned by Mr. Chan includes (a) 2,498 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 1,229 shares of unvested restricted stock.

(10)	The number of shares beneficially owned by Ms. Denzel includes (a) 476 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 486 shares of unvested restricted stock.

(11)	The number of shares beneficially owned by Mr. Eskenazy includes (a) 7,345 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 1,229 shares of unvested restricted stock.

(12)	The number of shares beneficially owned by Mr. Sznewajs includes (a) 3,944 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 1,229 shares of unvested restricted stock.

(13)	The number of shares beneficially owned by Mr. Woodard includes (a) 7,345 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 1,229 shares of unvested restricted stock.

(14)	The number of shares beneficially owned by Mr. Davis includes 71,387 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013. Mr. Davis retired effective on March 31, 2013.

(15)	The number of shares beneficially owned by Mr. Kaplan includes (a) 3,073 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 30,628 shares held in a trust of which Mr. Kaplan is trustee. Mr. Kaplan terminated his employment effective on March 31, 2013.

(16)	The number of shares beneficially owned by Mr. Di Valerio includes (a) 14,997 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 42,018 shares of unvested restricted stock, 18,681 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(17)	The number of shares beneficially owned by Mr. Rench includes (a) 44,596 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 13,685 shares of unvested restricted stock, 4,833 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(18)	The number of shares beneficially owned by Ms. Saunders includes 16,760 shares of unvested restricted stock, 5,907 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets. Ms. Saunders was appointed as the President, Redbox effective August 27, 2012.

(19)	The number of shares beneficially owned by all directors and executive officers as a group as of April 24, 2013 includes (a) 101,648 shares issuable upon the exercise of options exercisable within 60 days of April 24, 2013 and (b) 123,924 shares of unvested restricted stock, 43,477 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Coinstar’s directors, officers, and beneficial holders of more than 10% of a registered class of Coinstar’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, all of the applicable directors, officers, and beneficial holders of more than 10% of the Company’s stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2012, except that we inadvertently filed one report late on behalf of Saul M. Gates and one report late on behalf of Maria D. Stipp, each of which related to one transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the 2012 compensation program for our “Named Executive Officers,” which include:

•	Paul D. Davis, our Chief Executive Officer through March 31, 2013;

•	Gregg A. Kaplan, our President and Chief Operating Officer through March 31, 2013;

•	J. Scott Di Valerio, our Chief Financial Officer through March 31, 2013, and our Chief Executive Officer as of April 1, 2013;

•	Donald R. Rench, our Chief Legal Officer, General Counsel, and Corporate Secretary; and

•	Anne G. Saunders, the President of Redbox as of August 27, 2012.

The Compensation Committee, which is composed of all independent directors, designed our program to ensure that our compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve our performance goals.

Executive Summary

We experienced strong results in several key areas for fiscal year 2012, including:

•

We continued to achieve our key objective of profitable growth. For fiscal year 2012 compared to fiscal year 2011, revenue from continuing operations increased by over 19% to over $2.2 billion and core diluted earnings per share (“Core Diluted EPS”) from continuing operations grew by 32% to $4.83 (Core Diluted EPS is a non-GAAP (generally accepted accounting principles) financial measure; for reconciliation to diluted EPS from continuing operations (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Financial Measures—Core Diluted EPS from Continuing Operations” on page 36);

•

For fiscal year 2012 compared to fiscal year 2011, our free cash flow from continuing operations increased to $255.9 million (free cash flow from continuing operations is a non-GAAP financial measure; for reconciliation to net cash provided by operating activities (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Financial Measures—Free Cash Flow from Continuing Operations” on page 37);

•	We announced our digital partnership with Verizon and, in the fourth quarter, Redbox InstantTM by Verizon launched its public product;

•	We closed the transaction with NCR Corporation (“NCR”) to acquire NCR’s self-service entertainment DVD kiosk business at the end of the second quarter;

•	Our Coin business announced a successful test with PayPal that gives consumers the opportunity to load coin and currency into their PayPal accounts; and

•	We signed studio agreements with Universal, Sony, and Warner Home Video that provide content for our Redbox consumers.

Compensation for our Named Executive Officers during 2012 reflected the Company’s growth and performance and our pay-for-performance philosophy:

•	Base salary increases for 2012 were modest and ranged from 4.4% to 6.7% to remain competitive.

•

Cash bonuses earned under our 2012 Incentive Compensation Plan ranged from 125% to 129% of target as a result of the Company’s achievement of $263.4 million in core direct contribution margin (“Core DCM”) and $2.202 billion in revenue in 2012 (both measures calculated as described below under the discussion of “Short-Term Incentives”) and as a result of the management team’s and/or the individual’s performance.

•

The aggregate value of all annual equity awards granted to each of our Named Executive Officers ranged from $450,000 to $1,800,000 (based on performance-based restricted stock awards at target, where applicable), reflecting our emphasis on long-term compensation and our philosophy of aligning the interests of our executives with the interests of stockholders. Performance-based restricted stock awards for 2012 performance were earned at 132.75% of target as a result of the Company’s level of achievement of $469.7 million in core adjusted earnings before interest, taxes, depreciation and amortization (“Core Adjusted EBITDA”) from continuing operations and core return on invested capital (“Core ROIC”) of 22.6% in 2012 (both measures calculated as described below under the discussion of “Long-Term Incentives”) (Core Adjusted EBITDA from continuing operations is a non-GAAP financial measure; for reconciliation to income from continuing operations (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Financial Measures—Free Cash Flow from Continuing Operations” on page 37).

Over the last few years, the Compensation Committee has taken several actions and also continued several long-standing practices that it believes reflect its pay-for-performance philosophy and contribute to good corporate governance, including:

•

adopting a recoupment policy (also known as a “clawback policy”) covering incentive compensation paid to executives (please refer to the related discussion under “Policy on Reimbursement of Incentive Payments”);

•	formalizing an annual process to assess risks associated with our compensation policies and programs;

•	increasing stock ownership guidelines for our executives (please refer to the related discussion under “Officer Stock Ownership Guidelines”);

•	retaining discretion to adjust amounts payable under various compensation components;

•

approving change of control benefits for executives that place stronger emphasis on “double-trigger” benefits and do not include any tax gross-ups (please refer to the related discussions under “Severance and Change of Control” in this “Compensation Discussion and Analysis” and under “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation”);

•	establishing caps of 200% of target and 150% of target under the short-term incentive program and the long-term performance-based restricted stock program, respectively;

•	providing limited perquisites (please refer to related discussion under “Other Benefits and Perquisites”); and

•	hiring compensation consultants directly to assist the Compensation Committee in its compensation decisions.

Coinstar experienced significant growth and strong financial performance during Mr. Davis’s tenure as Chief Operating Officer in 2008 and then Chief Executive Officer starting in 2009. As a review of financial results from continuing operations over the last five years indicates, our revenue and Core Diluted EPS from continuing operations have grown by more than 235%, delivering on the Company’s overall objective of profitable growth, as illustrated in the graphs below.

In determining compensation for our Named Executive Officers, the Compensation Committee has worked to align the objectives of our executive compensation programs (outlined in the sections below) with our growth and performance. Over the last five years, the trend line for our CEO Total Compensation* has been similar to that of our indexed total stockholder return (“TSR”)*, demonstrating our commitment to pay for performance, as illustrated in the graph below.

* For purposes of this graph, (a) CEO Total Compensation includes the total annual compensation reported in the “2012 Summary Compensation Table” for our Chief Executive Officer and has been adjusted to include the final fair market value of performance-based restricted stock that has been actually earned for each individual grant and (b) TSR is defined as the increase in our stock price, indexed at December 31, 2007 at 100% and measured as of December 31 of each subsequent year.

Objectives of Executive Compensation Programs

Our executive compensation programs are designed to attract, motivate, and retain executives critical to our long-term success and the creation of stockholder value. The decisions by the Compensation Committee concerning the specific compensation elements and total compensation paid or awarded to our Named Executive Officers for 2012 were made with the following objectives in mind:

•

“total” compensation—the Compensation Committee believes that executive compensation packages should take into account the competitiveness of each component of compensation and also total direct compensation, which includes base salary, short-term (cash) and long-term (equity) incentives, and benefits;

•

“pay-for-performance”—the Compensation Committee believes that a significant portion of executive compensation should be determined based on Company performance as compared to quantitative and qualitative performance goals set at the beginning of each year to ensure accountability and to motivate executives to achieve a higher level of performance;

•

“at-market” compensation—the Compensation Committee believes that executive total direct compensation should generally be near the median (but below the 75th percentile) of compensation in the market and considers the market data from published surveys and a similarly situated peer group of companies (as detailed below) in order to attract and retain the most qualified candidates;

•

“at-risk” compensation—the Compensation Committee believes that the allocation among the different forms of compensation should vary based on the position and level of responsibility; for example, those executives with the greater ability to influence Company performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options, time-based restricted stock, performance-based restricted stock, and performance-based short-term incentives;

•

“stockholder aligned” compensation—the Compensation Committee believes that equity compensation awarded to executives (consisting of a mix of stock options, time-based restricted stock, and performance-based restricted stock) should be a significant portion of each executive’s compensation, should assist in the retention of our executives, and should further the shared interests of our executives and stockholders;

•	“fair” compensation—the Compensation Committee believes that executive compensation levels should be perceived as fair, both internally and externally; and

•

“tax deductible” compensation—the Compensation Committee believes that we should maximize the tax deductibility of compensation paid to executives, as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), but may approve components of executive compensation that will not meet the requirements of Section 162(m) in order to attract, motivate, and retain executives.

The executive compensation program objectives for 2012 were established based on discussions among the Compensation Committee, management, and outside consultants. The Compensation Committee reviews the compensation program objectives annually when determining the next year’s executive compensation.

Executive Compensation Process

Benchmarking of Compensation

In order to attract and retain the most qualified candidates and depending on the executive’s position and/or the component of compensation, the Compensation Committee generally set 2012 Named Executive Officer total direct compensation (consisting of base salary, short-term incentives, and long-term incentives) near the median of the aggregate market survey and proxy data that the Compensation Committee reviewed, with the exception of Mr. Di Valerio and Ms. Saunders, whose 2012 total direct compensation was set between the median and the 75th percentile of the aggregate survey and proxy data. Mr. Di Valerio’s compensation reflects his prior experience at large companies and the breadth of his leadership responsibilities for finance, information technology, and supply chain management. Ms. Saunders’s compensation reflects her broad general management and marketing leadership experience prior to assuming her role at Redbox.

For 2012 Named Executive Officer compensation, the Compensation Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executives and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations.

Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company. The data gathered included 25th percentile, 50th percentile (median), and 75th percentile base salary and actual cash compensation levels as well as 50th percentile and 75th percentile long-term incentive and total direct compensation levels. Specifically, Towers Watson provided data from the following surveys (survey data is provided in aggregate form; survey participants on an individual position basis were not identifiable) and the proxy data for the peer companies listed below, updated to January 1, 2012 by an annualized rate of 2.9%:

•	2011 Mercer Executive Compensation Survey Report (for companies with $1 billion to $2.5 billion in revenues);

•	2011/2012 Towers Watson Data Services Survey Report on Top Management Compensation (for companies with $500 million to $2.5 billion in revenues);

•	2011 Towers Watson Executive Compensation Database (for companies with $1 billion to $3 billion in revenues); and

•	2011 Radford Global Technology Survey (for companies with $1 billion to $3 billion in revenues).

The 2012 peer group was identical to the 2011 peer group and was composed of the following companies:

The Brink’s Company	Netflix, Inc.

Diebold, Incorporated	RealNetworks, Inc.

GameStop Corp.	Scientific Games Corporation

International Game Technology	TiVo Inc.

Role of Executive Officers

In 2012, Mr. Davis, with support from the Company’s human resources and finance departments, prepared and provided recommendations to the Compensation Committee on the following items: base salaries for executives (excluding himself), the design of the 2012 short-term and long-term incentive plans for executives, and the grant value of equity awards provided to executives (excluding himself). Mr. Davis considered several factors when making these recommendations as outlined below in the “Elements of In-Service Compensation and Benefits” section. Following 2012 year-end, Mr. Davis reviewed the results of the Company with the Compensation Committee and provided the Compensation Committee with recommendations on individual performance incentives for executives (excluding himself).

Tax Considerations

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the Chief Executive Officer and the three other most highly compensated executives (other than the Chief Financial Officer) in a fiscal year. “Performance-based compensation” is excluded from this $1 million limit. Stock options and certain performance-based restricted stock awards granted to our executives pursuant to our equity compensation plans are designed to qualify for the performance-based exemption. While the Compensation Committee believes it is important to maximize the tax deductibility of compensation paid to our executives, the Compensation Committee has not adopted a policy that all compensation must be tax-deductible and qualified under Section 162(m). In order to maintain ongoing flexibility of our compensation programs, the Compensation Committee may from time to time approve incentive and other compensation that exceeds the $1 million limit.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, the Compensation Committee considered the business risks inherent in program designs to ensure that they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of stockholder interests. The Compensation Committee is satisfied that the plan designs are conservative in this respect and that the compensation components work together as a check and balance to ensure that executive incentives are consistent with stockholder interests. The Compensation Committee believes that as a result of our use of different types of equity compensation awards, our use of both long- and short-term incentives with multiple performance measures, the implementation of our Policy on Reimbursement of Incentive Payments (as discussed below), the caps on our incentive payments at sustainable levels, and our stock ownership guidelines (as discussed below), the Company’s executive compensation program does not encourage our management to take unreasonable risks relating to the business.

2012 Say-on-Pay Vote

At our 2012 Annual Meeting of Stockholders, approximately 99% of the votes cast were cast in favor of the advisory vote on the compensation of our Named Executive Officers (not including abstentions or broker non-votes) (the “2012 Say-on-Pay Vote”). With the exception of Ms. Saunders, the 2012 Say-on-Pay Vote occurred after 2012 compensation decisions for Named Executive Officers had been made. Given the strong support from our stockholders in the 2012 Say-on-Pay Vote, the Compensation Committee determined that additional adjustments to the compensation of Named Executive Officers were not necessary.

Elements of 2012 Compensation

Elements of In-Service Compensation and Benefits

Compensation paid to our Named Executive Officers in 2012 consisted of the following primary components:

•	base salary;

•	short-term (cash) incentives; and

•	long-term (equity) incentives.

We pay base salaries in order to attract and retain executives as well as to provide a base of cash compensation for employment for the year. We pay short-term incentives to reward executives for individual and team performance and for achieving key measures of corporate performance. We pay long-term incentives in order to retain executives as well as to align the interests of executives directly with the long-term interests of our stockholders.

Base Salary.    Base salaries for our executives are determined by evaluating a number of factors, including:

•	the responsibilities of the position;

•	the strategic value of the position;

•	the experience, skills, and performance of the individual filling the position;

•	market data for comparable positions, with base salaries generally targeted near the median; and

•	the other elements of compensation and the overall value of total direct compensation.

Base salaries are reviewed annually and are effective on or about March 1 of the new fiscal year. The Compensation Committee may adjust base salaries from time to time to recognize changes in individual performance, promotions, and competitive compensation levels.

In January 2012, the Compensation Committee established 2012 base salaries for the Named Executive Officers who were executives of the Company at that time. Ms. Saunders’s base salary was established at the time of her hire in August of 2012. The Compensation Committee approved the following 2012 base salaries:

Named Executive Officer	2012 Base Salary	Percentage Increase Over 2011 Base Salary
Paul D. Davis	$800,000	6.7%
Gregg A. Kaplan	500,000	5.3%
J. Scott Di Valerio	500,000	5.3%
Donald R. Rench	355,000	4.4%
Anne G. Saunders	400,000	N/A

As previously noted, although we generally set compensation, including base salaries, near the median of market data, the base salaries for Mr. Di Valerio and Ms. Saunders were set between the median and the 75th percentile of market data to reflect their extensive prior experience and the responsibilities and expectations of their positions at the Company and Redbox, respectively.

Short-Term Incentives.    The 2012 short-term incentives awarded to our Named Executive Officers were awarded under the 2012 Incentive Compensation Plan and consisted of a cash bonus to reward executives for performance during the 2012 fiscal year. The structure of the 2012 Incentive Compensation Plan, identical to the structure of the 2011 Incentive Compensation Plan, was as follows:

•	80% was based on the Company’s achievement of certain performance measures described below; and

•	20% was based on the Compensation Committee’s discretion after evaluating the management team’s and/or the individual’s performance.

As noted above, the Compensation Committee believes that those executives who have a greater ability to influence Company performance should have a higher level of at-risk compensation. Accordingly, target bonus amounts varied by position. In 2012, the Compensation Committee increased the short-term incentive target award for Mr. Davis by 10%, from 80% of base salary to 90% of base salary, consistent with our objectives of providing pay-for-performance, at-risk compensation, and at-market compensation. Target award percentages for the other Named Executive Officers remained the same. As a result, target award percentages for 2012 as compared to 2011 were as follows:

Named Executive Officer	2011 Target Award as Percentage of Base Salary	2012 Target Award as Percentage of Base Salary*
Paul D. Davis	80%	90%
Gregg A. Kaplan	70%	70%
J. Scott Di Valerio	60%	60%
Donald R. Rench	50%	50%
Anne G. Saunders	N/A	60%

*	Target awards were based on the executive’s actual base salary for the year. Ms. Saunders’s bonus payout was annualized per her new hire agreement.

As previously noted, although we generally set compensation, including short-term incentive targets, near the median of market data, the short-term incentive target for Ms. Saunders was set between the median and the 75th percentile of market data to reflect her extensive prior experience and the responsibilities and expectations of her position at Redbox.

Corporate Performance Component

In 2012, the Compensation Committee chose to measure our short-term incentives based on overall results, as well as results from core activities, both of which are indicative of our ongoing performance. We define our core activities as those associated with our primary operations, while our non-core activities are primarily nonrecurring events or events that we do not control. For further information regarding core activities and non-core activities, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Financial Measures—Core and Non-Core Results” on page 35.

For the 80% attributable to the achievement of corporate performance measures, the Compensation Committee reviewed the following performance measures, each weighted equally:

•	Core DCM, defined as net income from core activities before taxes and stock-based compensation; and

•	revenue.

These measures were recommended by management and approved by the Compensation Committee in 2012 to continue the focus on net earnings in coordination with our strategic objective of profitable growth. The tables below show the level of achievement and the related level of payout (between 0% and 200%) attributable to each measure. Amounts are interpolated for achievement between the levels provided in the tables.

	Core DCM Achievement
Amount	% of Target	Payout %
$ 187,200,000	90.0%	0%
$ 191,360,000	92.0%	25%
$ 194,480,000	93.5%	50%
$ 197,600,000	95.0%	75%
$ 200,720,000	96.5%	90%
$ 208,000,000	100.0%	100%
$ 218,400,000	105.0%	110%
$ 228,800,000	110.0%	130%
$ 239,200,000	115.0%	165%
$ 249,600,000	120.0%	200%

	Revenue Achievement
Amount	% of Target	Payout %
$ 2,138,312,000	94.0%	0%
$ 2,161,060,000	95.0%	25%
$ 2,183,808,000	96.0%	50%
$ 2,217,930,000	97.5%	75%
$ 2,274,800,000	100.0%	100%
$ 2,331,670,000	102.5%	125%
$ 2,365,792,000	104.0%	150%
$ 2,388,540,000	105.0%	175%
$ 2,411,288,000	106.0%	200%

In February 2013, the Compensation Committee determined that after adjustments related to the NCR asset acquisition, the Company achieved $263.4 million of Core DCM for a payout of 200% attributable to this measure, and $2.202 billion of revenue for a payout of 63.4% attributable to this measure, resulting in an aggregate payout under the tables above of 131.7% of the portion of each Named Executive Officer’s target award for this component of the 2012 Incentive Compensation Plan. Core DCM is calculated inclusive of bonus expenses.

Management Team and/or Individual Performance Component

For the 20% attributable to the Compensation Committee’s discretion after evaluating the management team’s and/or the individual’s performance, the Compensation Committee considered the recommendations of the Chief Executive Officer for all participating executives (excluding himself) and conducted its own evaluation of the Chief Executive Officer. The following table summarizes the factors evaluated by the Compensation Committee for each Named Executive Officer and the percentage payout approved by the Compensation Committee for this component of the plan.

Named Executive Officer	Management Team/Individual Performance Factors	Payout %
Paul D. Davis	Led strong full-year Company financial results; achieved our key objective of profitable growth; continued enhancement of leadership team at multiple levels; key involvement in the assessment of management talent and succession planning; completed several key partnership agreements.	110%

Gregg A. Kaplan	In addition to COO role, served as Interim President of Redbox for part of the year; key contributor to the effective transition to new Redbox President; key involvement in the development of new business concepts and ventures.	100%

J. Scott Di Valerio	Key leader in the NCR asset acquisition and agreements for Redbox Instant by Verizon; solid performance as Interim President of Redbox for part of the year; continued leadership in ensuring a strong finance and accounting function; strong performance in talent selection and development; executive champion of automation and SAP.	120%

Donald R. Rench	Led the legal team in successful completion of several important contracts, including the joint venture agreements for Redbox Instant by Verizon, the acquisition agreement for the NCR assets and agreements in support of Redbox TicketsTM; led the reorganization of the legal function.	120%

Anne G. Saunders	Strong transition into President of Redbox role; improved the organizational structure for Redbox marketing and customer experience functions.	100%

Total Payouts

Overall, the total cash bonuses paid to our Named Executive Officers under the 2012 Incentive Compensation Plan ranged from 125% to 129% of each of their respective target bonus amounts. Total individual cash bonuses paid to each of the participants for 2012 consisted of the following:

Named Executive Officer	Company Performance	Management Team/Individual Performance	Total Bonus
Paul D. Davis	$751,298	$156,877	$908,175
Gregg A. Kaplan	365,923	69,462	435,385
J. Scott Di Valerio	313,649	71,446	385,095
Donald R. Rench	185,798	42,323	228,121
Anne G. Saunders	252,864	48,000	300,864

Long-Term Incentives.    Long-term incentives awarded in 2012 to our Named Executive Officers (other than Ms. Saunders) consisted of equity compensation in the form of stock options, time-based restricted stock awards, and performance-based restricted stock awards. Due to Ms. Saunders’s mid-year start date, the Compensation Committee approved her initial equity award in the form of time-based restricted stock. Going forward, it is anticipated that Ms. Saunders’s long-term incentive mix will be consistent with that of the other Named Executive Officers. All long-term incentive grants to the Named Executive Officers are approved by the Compensation Committee. Annual long-term incentive grants are typically granted at the beginning of the service period for which the awards are granted (e.g., the long-term incentive grants for performance in 2012 were made in February 2012) in order to motivate and retain the executive for the upcoming year. The Compensation Committee also periodically makes promotional or new hire equity grants.

The Compensation Committee believes that stock ownership is an essential tool to align the interests of our executives and stockholders. Generally, the higher the level of the executive’s position, the greater the percentage of long-term incentives granted in the form of stock options, time-based restricted stock, and performance-based restricted stock, which we consider to be at-risk compensation. The Compensation Committee believes that a percentage of total compensation should be at risk in terms of Company performance to maintain strong stockholder alignment. Based on this philosophy, the Compensation Committee began granting performance-based restricted stock in 2007. For 2012, the Compensation Committee granted the same mix of annual long-term incentive compensation that it has over the last few years to our Named Executive Officers (excluding Ms. Saunders), consisting of:

•	30% stock options;

•	20% time-based restricted stock; and

•	50% performance-based restricted stock.

The Compensation Committee determined the total dollar value of long-term compensation delivered to the Named Executive Officers based on an evaluation of the following factors (without assigning a relative weight to any one particular factor):

•	the past performance at the Company and anticipated contribution by the executive;

•	the equity awards required from a competitive point of view to attract and/or retain the services of a valued executive;

•	the market data for comparable positions provided by Towers Watson, with long-term compensation generally targeted between the median and the 75th percentile of the market data;

•	the relative total stockholder return over time of the Company compared to peer companies and market indexes;

•	the value of equity awards already held by the executive;

•	the value of long-term incentives as a percentage of total direct compensation;

•	the realized and realizable value of total compensation over the prior two years; and

•	the other elements of compensation and the current overall value and potential future value of total direct compensation.

The total dollar value of long-term incentive compensation was converted into the number of shares subject to each type of award based on the mix of long-term incentives described above, using the closing price of our common stock on the date of grant or, for stock options, the Black-Scholes value of our stock options as of the date of grant. The total dollar value of target long-term incentive compensation delivered to the Named Executive Officers for 2012 was as follows:

Named Executive Officer	Total Dollar Value
Paul D. Davis	$1,800,000
Gregg A. Kaplan	1,100,000
J. Scott Di Valerio	900,000
Donald R. Rench	400,000
Anne G. Saunders	450,000

Stock Options and Time-Based Restricted Stock Awards

The Named Executive Officers were granted the following stock options and time-based restricted stock awards in 2012:

Named Executive Officer	Time-Based Restricted Stock	Stock Options
Paul D. Davis	6,330	20,111
Gregg A. Kaplan	3,868	12,290
J. Scott Di Valerio	3,165	10,055
Donald R. Rench	1,406	4,469
Anne G. Saunders	8,799	N/A

All annual stock options and time-based restricted stock awards to our Named Executive Officers (excluding Ms. Saunders) for 2012 were granted in February 2012. Ms. Saunders was granted a time-based restricted stock award at the time of her hire in August 2012.

All stock options and time-based restricted stock awards granted to the Named Executive Officers in 2012 vest (and are no longer subject to forfeiture, as applicable) in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. The stock options have a term of ten years.

The exercise price for all stock option grants is set at the closing price of our common stock on the date of grant. We do not have, nor do we intend to have, a program, plan, or practice to time stock option grants to our existing executives or to new executives in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Performance-Based Restricted Stock Awards

As noted above, the performance-based restricted stock awards (at target) constituted 50% of the total dollar value of long-term incentive compensation delivered to each Named Executive Officer for 2012 (excluding Ms. Saunders). Executives received performance-based restricted stock awards in February 2012 for 2012 compensation.

The Compensation Committee annually reviews the structure of its performance-based restricted stock awards to ensure that the focus is on the right measures to incentivize executives and create value for our stockholders. As a result of that review, in 2012, the Compensation Committee determined to replace the revenue measure applicable to the 2011 performance-based restricted stock awards with Core Adjusted EBITDA from continuing operations, and the awards were subject to the achievement of the following measures, weighted as follows:

•	50% based on Core Adjusted EBITDA from continuing operations; and

•	50% based on Core ROIC.

The Compensation Committee chose to measure long-term incentives based on results from core activities, which is indicative of our ongoing performance. As explained above in the discussion of our short-term incentives, we define our core activities as those associated with our primary operations. The Compensation Committee replaced the revenue measure with Core Adjusted EBITDA from continuing operations to place greater emphasis on profitability. Core ROIC is defined as net operating profit after taxes (“NOPAT”) for core activities for the fiscal year (2012) divided by invested capital. For purposes of calculating NOPAT, we apply a 40% corporate tax rate. Invested capital is defined as net debt plus total stockholder equity, averaged for the most recent two fiscal years (2011 and 2012).*

* For ease of understanding, formulas for our Core ROIC calculation are presented below:

Core =	NOPAT
ROIC	Invested Capital

NOPAT =	(Income from continuing operations from core activities before taxes – Interest income + Interest expense) x (1 – Corporate tax rate)

Invested Capital = Total stockholder equity + Net Debt

Net Debt =	(short- and long-term debt and capital lease obligations) – (cash and cash equivalents – cash identified for settling our payable to retail partners in relation to our Coin kiosks)

The performance-based restricted stock awards were earned depending on the level of achievement of the performance goals. The tables below show the level of achievement and the related level of payout (between 50% and 150%) attributable to each measure. Amounts are interpolated for achievement between the levels provided in the tables.

	Core Adjusted EBITDA From Continuing Operations Achievement
Amount	% of Target	Payout %
$412,802,500	93.5%	50%
$419,425,000	95.0%	75%
$426,047,500	96.5%	90%
$441,500,000	100.0%	100%
$463,575,000	105.0%	110%
$485,650,000	110.0%	130%
$498,264,286	112.9%	150%

	Core ROIC Achievement
Amount	% of Target	Payout %
16.23%	94.9%	50%
16.67%	97.5%	75%
17.10%	100.0%	100%
17.88%	104.6%	125%
18.66%	109.1%	150%

If the minimum specified performance goals for 2012 had not been achieved, the performance-based restricted stock awards would have been forfeited. An executive could earn up to 150% of the target number of shares if the maximum specified performance goals for 2012 were achieved. Once the performance-based restricted stock awards for 2012 are earned, the shares begin to vest in equal annual installments over three years with the first installment vesting in 2013, provided the executive continues to provide services to us.

The following table shows the number of performance-based shares of restricted stock that could have been earned by a Named Executive Officer for 2012, depending on the level of achievement of the performance goals (as noted above, Ms. Saunders did not receive a performance-based restricted stock award in 2012):

Named Executive Officer	Minimum	Target	Maximum
Paul D. Davis	7,912	15,825	23,737
Gregg A. Kaplan	4,835	9,671	14,506
J. Scott Di Valerio	3,956	7,912	11,868
Donald R. Rench	1,758	3,516	5,274
Anne G. Saunders	N/A	N/A	N/A

At its meeting in February 2013, the Compensation Committee determined that, after adjustment related to the NCR asset acquisition, as required by the terms of the awards, the Company achieved $469.7 million of Core Adjusted EBITDA from continuing operations for a payout of 115.5% attributable to this measure and 22.6% of

Core ROIC for a payout of 150% attributable to this measure. Accordingly, the Compensation Committee established the total amount of shares of restricted stock earned by the Named Executive Officers under their respective performance-based restricted stock awards at 132.75% of target amounts.

Other Benefits and Perquisites.    Executives may receive additional benefits and limited perquisites that are (a) similar to those offered to our employees generally or (b) in the Compensation Committee’s view, reasonable, competitive, and consistent with our overall executive compensation program. Perquisites are reviewed by the Compensation Committee when made. All of our executives are eligible for reimbursement for tax-planning assistance. We provide medical, dental, and group life insurance benefits to each executive, similar to those provided to all other employees. Also, as provided to all other employees, we match a portion of each executive’s contribution to his or her account in the Coinstar 401(k) retirement plan.

Upon her hire, Ms. Saunders was provided with benefits to assist with her relocation and transition, including a sign-on bonus of $100,000 and reimbursement of the following relocation-related expenses: costs associated with closing the sale of her home; moving expenses; and temporary housing; storage; use of a rental car; and a tax gross-up associated with the relocation expenses. 2012 compensation associated with the relocation-related expenses was subject to a tax gross-up of $1,550. The relocation package was commensurate with Ms. Saunders’s position and was intended to enable an effective transition into her role as President of Redbox. All transition benefits were subject to repayment should Ms. Saunders voluntarily resign within two years of her start date. Due to the timing of the relocation, Ms. Saunders will also receive relocation benefits in 2013.

Severance and Change of Control

Employment Agreements and Change of Control Agreements.    We have employment agreements with Messrs. Davis, Kaplan, and Di Valerio and Ms. Saunders and have double-trigger change of control agreements with all of our Named Executive Officers, as described in the section below entitled “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation.” Executives who do not have an employment agreement serve at the will of the Board of Directors, enabling the Board to remove those executives whenever it is in our best interests, with full discretion on any severance package (excluding vested benefits). The Compensation Committee believes that the benefits provided under the employment agreements and change of control agreements are reasonable in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment, similar benefits offered by similarly situated peer group companies, and the strategic importance of the individual’s respective position, including stability and retention. The Compensation Committee believes that the employment agreements were necessary in order to attract and retain the executives and that the change of control agreements are necessary in order to retain and maintain stability among the executive group in the event of a potential or actual change of control. The Compensation Committee and outside consultants reviewed the employment agreements at the time they were entered into in order to determine current market terms for the particular executive.

Equity Awards.    As described in more detail in the section below entitled “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation,” certain equity awards to our Named Executive Officers accelerate (in full or in part) upon certain transactions (single-trigger) or, in other cases, upon termination of employment after certain transactions (double-trigger). Since March 2010, equity awards granted to our Named Executive Officers have emphasized double-trigger benefits, with single-trigger benefits limited to a change of control that is not a company transaction or a change of control that is a company transaction, but in which awards are not assumed or substituted for. These arrangements are designed to facilitate the retention of critical employees during a transaction, to motivate management to obtain the best price for our Company, thereby aligning their interests with the interests of our stockholders, and to align with emerging governance trends. Under these arrangements, if an executive were to leave prior to the completion of a change of control, unvested awards held by the executive would terminate.

Tax Gross-Ups.    The Company does not provide Named Executive Officers with a tax gross-up to cover personal income taxes that may apply to any severance or change of control benefits.

Retention Arrangements

To help ensure the success of the transition after Coinstar acquired the remaining interests in Redbox in 2009, it was important for Mr. Kaplan to remain with the Company after the transaction. Accordingly, in 2009, we entered into a letter agreement, as amended, with Mr. Kaplan. In determining the retention amounts and terms for this agreement, the Compensation Committee considered prior long-term incentive arrangements at Redbox, existing compensation practices at the Company, and the importance of retaining key talent for the Redbox line of business. The letter agreement with Mr. Kaplan provided for the grant of a stock option in 2009 and certain annual cash payments in 2010, 2011, and 2012, subject to Mr. Kaplan’s continuous employment with the Company. The last payment under this arrangement in the amount of $294,349 was made to Mr. Kaplan on February 26, 2012. The letter agreement with Mr. Kaplan further provided that the vesting of the stock option would have accelerate if, before March 19, 2013, his employment or service relationship with the Company had been terminated by the Company without cause or by him with good reason.

Officer Stock Ownership Guidelines

Because we believe that stock ownership is an essential tool to align management and stockholder interests, we have had stock ownership guidelines in place for our executives since 2003. In December 2010, the Compensation Committee and Board of Directors approved revised stock ownership guidelines to increase the ownership levels required of our executives. Under these guidelines, the Chief Executive Officer must own shares of our common stock equal in value to three times (3x) his annual base salary and all other executives must own shares of our common stock equal in value to two times (2x) their annual base salary. Shares that count towards satisfaction of these guidelines include (a) fully vested shares owned directly or indirectly through immediate family members and (b) unvested restricted stock, including time-based restricted stock and performance-based restricted stock where the performance criteria has been achieved. The shares owned are valued at the greater of (i) the price at the time of purchase/acquisition or (ii) the current market value. Ownership is measured as of December 1 of each year. Executives as of the date the guidelines were adopted are expected to meet the guidelines by December 1, 2015. Persons becoming executives after the guidelines were adopted will have until December 1 of the fifth fiscal year after being deemed an executive to come into compliance. Executives must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. All executives were in compliance with the officer stock ownership guidelines as of the last measurement date.

Other than these stock ownership guidelines, our executives are not required to hold our stock for a specific amount of time following exercise or vesting.

Hedging Policy; Pledging of Stock

Directors and executives are required to obtain pre-clearance from the Company before entering into any hedging transaction involving the Company’s securities, such as a zero-cost collar or forward sale contract. To date, no director or executive of the Company has requested such pre-clearance or entered into such a transaction. As of the filing date of the Proxy Statement, no director or executive was engaged in pledging of Company common stock.

Policy on Reimbursement of Incentive Payments

In March 2009, the Compensation Committee approved the Policy on Reimbursement of Incentive Payments, which provides that the Company may, in its discretion, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer or standing officer where: (a) the payment (in shares of the Company’s common stock or otherwise) was predicated upon achieving financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the SEC; (b) the Board of Directors or the Compensation Committee determines that the individual engaged in intentional misconduct that caused or substantially caused the need for the restatement; and (c) a lower payment would have been made to the individual based upon the restated financial results. In each such case, the

Company, in its discretion, may take one or more of the following actions: (i) cancel any or all outstanding annual incentive awards or long-term incentive awards held by such individual; (ii) demand that the individual return to the Company any or all cash amounts paid to the individual in settlement of an annual incentive award or any or all shares of the Company’s common stock issued to the individual in settlement of a long-term incentive award; and (iii) demand that the individual pay over to the Company any or all of the proceeds received by the individual upon the sale, transfer, or other transaction involving shares of the Company’s common stock issued in settlement of a long-term incentive award.

This policy applies and is effective with respect to any annual incentive plan established by the Company with a performance period commencing on or after January 1, 2009 and any long-term incentive awards granted by the Company on or after January 1, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Ronald B. Woodard, Chairperson

Arik A. Ahitov

Deborah L. Bevier

Nora M. Denzel*

*	Ms. Denzel was appointed to the Board of Directors and to the Compensation Committee on January 31, 2013. Ms. Denzel did not attend any Compensation Committee meetings in 2012.

NAMED EXECUTIVE OFFICER COMPENSATION

2012 Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2012, compensation earned by (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) the other three most highly compensated individuals who served as executive officers, as of December 31, 2012 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Paul D. Davis (1) Chief Executive Officer and Director	2012 2011 2010	$795,385 741,667 683,333	$156,877 142,400 61,500	(2)	$1,259,955 1,154,967 1,014,979	(3)	$545,290 492,572 648,979	(4)	$751,298 538,035 401,144	(5)	$9,892 10,051 9,133	(6)	$3,518,697 3,079,692 2,819,068

Gregg A. Kaplan (7) President and Chief Operating Officer	2012 2011 2010	$498,077 470,833 446,667	$363,811 664,502 1,708,179	(2)	$769,963 664,959 559,959	(3)	$333,231 283,599 358,054	(4)	$365,923 298,866 262,211	(5)	$16,392 10,531 9,800	(6)	$2,347,397 2,393,290 3,344,870

J. Scott Di Valerio (8) Chief Financial Officer	2012 2011 2010	$498,077 470,833 428,076	$71,446 67,800 40,500	(2)	$629,949 559,925 419,979	(3)	$272,631 238,823 278,975	(4)	$313,649 256,171 264,168	(5)	$3,692 10,077 16,600	(6)	$1,789,444 1,603,629 1,448,298

Donald R. Rench Chief Legal Officer, General Counsel, and Corporate Secretary	2012 2011 2010	$354,058 334,167 298,394	$42,323 38,429 29,541	(2)	$279,914 262,427 202,970	(3)	$121,172 111,938 129,799	(4)	$185,798 151,511 131,376	(5)	$4,188 14,532 9,800	(6)	$987,453 913,004 801,881

Anne G. Saunders (9) President, Redbox	2012	$140,000	$148,000	(2)	$449,981	(3)	$—		$252,864	(5)	$51,960	(10)	$1,042,805

(1)	Mr. Davis retired effective on March 31, 2013.

(2)	Amount reflects the payout under the management team/individual performance component of the 2012 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.” In addition, for Mr. Kaplan, amount includes payment of a retention bonus in the amount of $294,349 in connection with Coinstar’s acquisition of Redbox in 2009 and, for Ms. Saunders, amount includes payment of a $100,000 sign-on bonus, as further described in “Compensation Discussion and Analysis.”

(3)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2012 computed in accordance with FASB ASC Topic 718. Amount includes the grant date fair value of performance-based restricted stock awards at target of $899,968 for Mr. Davis, $549,990 for Mr. Kaplan, $449,955 for Mr. Di Valerio, and $199,955 for Mr. Rench computed in accordance with FASB ASC Topic 718. At the maximum level of achievement, these values would be $1,349,923 for Mr. Davis, $824,956 for Mr. Kaplan, $674,933 for Mr. Di Valerio, and $299,932 for Mr. Rench, as further described in “Compensation Discussion and Analysis.” Assumptions used in the calculation of these amounts are described in notes 2 and 10 to the Company’s audited financial statements included in the Annual Report.

(4)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2012 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in notes 2 and 10 to the Company’s audited financial statements included in the Annual Report.

(5)	Amount reflects payout under the Company performance component of the 2012 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.”

(6)	Represents 401(k) retirement plan matching contributions.

(7)	Mr. Kaplan terminated his employment effective on March 31, 2013.

(8)	Mr. Di Valerio was promoted to Chief Executive Officer effective on April 1, 2013, and was also appointed to our Board of Directors effective at that time.

(9)	Ms. Saunders was hired in August 2012.

(10)	Amount represents 401(k) retirement plan matching contribution and relocation expenses, including $35,540 for moving expenses, $3,378 for travel expenses, and a $1,550 tax gross-up associated with the relocation expenses. We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

2012 Grants of Plan-Based Awards Table

The following table shows (1) equity awards granted to our Named Executive Officers under the 2011 Plan and (2) non-equity incentive plan compensation awards granted to all our Named Executive Officers under the 2012 Incentive Compensation Plan, during the fiscal year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul D. Davis	2/16/12							6,330			359,987
	2/16/12								20,111	56.87	545,290
	2/16/12				7,912	15,825	23,737				899,968
			570,462	1,140,924

Gregg A. Kaplan	2/16/12							3,868			219,973
	2/16/12								12,290	56.87	333,231
	2/16/12				4,835	9,671	14,506				549,990
			277,846	555,692
J. Scott Di Valerio	2/16/12							3,165			179,994
	2/16/12								10,055	56.87	272,631
	2/16/12				3,956	7,912	11,868				449,955
			238,154	476,308

Donald R. Rench	2/16/12							1,406			79,959
	2/16/12								4,469	56.87	121,172
	2/16/12				1,758	3,516	5,274				199,955
			141,077	282,154
Anne G. Saunders	8/27/12							8,799			449,981
									—		—
					—	—	—				—
			192,000	384,000

(1)	These columns show the target and maximum payouts (no threshold levels apply) under the Company performance component of the 2012 Incentive Compensation Plan and exclude the potential payouts under the management team/individual performance component, which was discretionary. Amounts were determined based on earnings from the standard 2012 payroll calendar, which ended on December 29, 2012. For additional information regarding these awards, see “Compensation Discussion and Analysis.”

(2)	These columns show the threshold, target, and maximum payouts under 2012 performance-based restricted stock awards made under the 2011 Plan. These awards granted in 2012 were earned in February 2013, with Messrs. Davis, Kaplan, Di Valerio, and Rench earning 132.75% of target amounts. For additional information regarding performance-based restricted stock awards, see “Compensation Discussion and Analysis.”

Employment Agreements

Paul D. Davis, former Chief Executive Officer.    In April 2008, the Company entered into an employment agreement with Paul D. Davis in connection with his hire as our Chief Operating Officer; this agreement was amended on December 31, 2008 for compliance with Section 409A of the Code and amended and restated as of April 1, 2009 in connection with his promotion to Chief Executive Officer. Under the terms of the employment agreement, as amended and restated, the Company agreed to pay Mr. Davis an initial annual base salary of $600,000 in connection with his promotion to Chief Executive Officer, subject to possible increase at the discretion of the Compensation Committee. Mr. Davis was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Davis’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.” Mr. Davis retired effective March 31, 2013.

Gregg A. Kaplan, former President and Chief Operating Officer.    In April 2009, the Company entered into an employment agreement with Gregg A. Kaplan in connection with his hire as our President and Chief Operating Officer. Under the terms of the employment agreement, the Company agreed to pay Mr. Kaplan an initial annual base salary of $430,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Kaplan was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Kaplan’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.” Additionally, in April 2009, the Company entered into a letter agreement with Mr. Kaplan, as amended in May 2009, which provided for a stock option to purchase 92,053 shares of Coinstar’s common stock in 2009 and certain cash payments in 2010, 2011, and 2012, subject to continued employment, as described above in “Compensation Discussion and Analysis” and below in “Elements of Post-Termination Compensation and Benefits.” Mr. Kaplan terminated his employment effective on March 31, 2013.

J. Scott Di Valerio, former Chief Financial Officer and current Chief Executive Officer.    In January 2010, the Company entered into an employment agreement with J. Scott Di Valerio in connection with his hire as our Chief Financial Officer. Under the terms of the employment agreement, the Company agreed to pay Mr. Di Valerio an initial annual base salary of $450,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Di Valerio was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Di Valerio’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.” Mr. Di Valerio was promoted to Chief Executive Officer effective on April 1, 2013, and was also appointed to our Board of Directors effective at that time. In connection with his promotion, in January 2013, the Company entered into an offer letter and an Amended and Restated Employment Agreement, which became effective on April 1, 2013.

Anne G. Saunders, President, Redbox.    In August 2012, the Company entered into an offer letter and an Employment Agreement with Anne G. Saunders in connection with her hire as President, Redbox. Under the terms of the agreements, the Company agreed to pay Ms. Saunders an initial annual base salary of $400,000, subject to possible increase at the discretion of the Compensation Committee. For 2012, Ms. Saunders was also eligible to receive a cash award with a target payout equal to $240,000, or 60% of her base salary, based on the achievement of certain performance targets applicable to the award and a time-based restricted stock award with a value of $450,000. In addition, the offer letter with Ms. Saunders provides for the following benefits to assist with her relocation and transition: a sign-on bonus of $100,000 and relocation-related expenses, including reimbursement for the costs associated with closing the sale of her home; the moving of household goods (up to $100,000); temporary housing, storage of personal items, or use of a rental car (up to $30,000); and a tax gross-up associated with the relocation expenses.

2012 Incentive Compensation Plan

For 2012, short-term incentive awards were granted to the Named Executive Officers under the 2012 Incentive Compensation Plan. The 2012 awards consisted of cash awards tied to two components—Company performance and management team/individual performance. For additional information regarding the 2012 Incentive Compensation Plan, see “Compensation Discussion and Analysis.”

2011 Incentive Plan

Long-term incentives awarded to Messrs. Davis, Kaplan, Di Valerio, and Rench in 2012 consisted of equity compensation in the form of stock options, time-based restricted stock awards, and performance-based restricted stock awards under the 2011 Plan. Awards of time-based restricted stock vest (and are no longer subject to forfeiture) in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The term of the stock options is ten years, and the options vest in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The exercise price for the stock options is equal to the closing price on the date of grant. Restricted stock under the performance-based restricted stock awards is earned based on the level of achievement of specified performance goals. Once earned, the restricted stock vests in three equal annual installments, provided that the executive continues to provide services to us. For additional information regarding the performance-based restricted stock awards, see “Compensation Discussion and Analysis.”

Long-term incentives awarded to Ms. Saunders in 2012 consisted of equity compensation in the form of a time-based restricted stock award under the 2011 Plan. The award vests (and is no longer subject to forfeiture) in equal annual installments over the period from the date of award until the fourth anniversary of the date of award.

Cash Compensation in Proportion to Total Compensation

The proportion of cash compensation (which includes earned salary, earned incentives from the 2012 Incentive Compensation Plan, and certain non-standard cash payments, as discussed below) compared to total compensation varies among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility. For example, those Named Executive Officers who have a greater ability to influence Coinstar’s performance generally will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options, time-based restricted stock awards, and performance-based restricted stock awards. The lower the level of influence of an executive, generally, the higher the percentage of the executive’s total compensation that is in the form of cash compensation with a correspondingly lower percentage of stock options, time-based restricted stock awards, and performance-based restricted stock awards. Accordingly, executive compensation for higher-level executives generally is set to align closely with stockholders’ and Coinstar’s long-term shared interests. In 2012, the percentage of total cash compensation as compared to total compensation was as follows: Mr. Davis, 48%; Mr. Kaplan, 52%; Mr. Di Valerio, 49%; Mr. Rench, 59%; and Ms. Saunders, 52%. Mr. Kaplan received a $294,349 cash retention payment in 2012 as described under “Retention Arrangements” in “Compensation Discussion and Analysis,” increasing the percentage of cash payments to him. Ms. Saunders received a $100,000 sign-on bonus in 2012 related to her relocation and new hire package as described under “Other Benefits and Perquisites” in “Compensation Discussion and Analysis,” increasing the percentage of cash payments to her.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding stock options and unvested stock awards held by each Named Executive Officer as of December 31, 2012.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2)
	Exercisable		Unexercisable
Paul D. Davis	25,000		—		$30.82	4/7/2013
	11,207	(3)	11,208	(3)	$29.10	3/19/2014
	21,969	(4)	21,970	(4)	$29.71	2/24/2020
	5,495	(5)	16,485	(5)	$45.02	2/22/2021
	—	(6)	20,111	(6)	$56.87	2/16/2022
							2,233	(7)	$116,138
							4,881	(8)	$253,861
							9,675	(9)	$503,197
							5,498	(10)	$285,951
							14,836	(11)	$771,620
							6,330	(12)	$329,223
							21,007	(13)	$1,092,574
Gregg A. Kaplan	15,517	(3)	5,173	(3)	$29.10	3/19/2014
	69,039	(3)	23,014	(3)	$29.10	3/19/2014
	12,121	(4)	12,121	(4)	$29.71	2/24/2020
	3,163	(5)	9,492	(5)	$45.02	2/22/2021
	—	(6)	12,290	(6)	$56.87	2/16/2022
							1,030	(7)	$53,570
							2,693	(8)	$140,063
							5,337	(9)	$277,577
							3,165	(10)	$164,612
							8,541	(11)	$444,217
							3,868	(12)	$201,175
							12,838	(13)	$667,704
J. Scott Di Valerio	2,000	(14)	10,310	(14)	$26.84	1/19/2015
	2,664	(5)	7,993	(5)	$45.02	2/22/2021
	—	(6)	10,055	(6)	$56.87	2/16/2022
							1,118	(15)	$58,147
							4,003	(9)	$208,196
							2,665	(10)	$138,607
							7,192	(11)	$374,056
							3,165	(12)	$164,612
							10,503	(13)	$546,261
Donald R. Rench	13,000		—		$18.19	1/2/2014
	13,800		—		$24.90	1/13/2015
	5,692	(3)	1,898	(3)	$29.10	3/19/2014
	4,394	(4)	4,394	(4)	$29.71	2/24/2020
	1,248	(5)	3,747	(5)	$45.02	2/22/2021
	—	(6)	4,469	(6)	$56.87	2/16/2022
							378	(7)	$19,660
							976	(8)	$50,762
							1,934	(9)	$100,587
							1,249	(10)	$64,960
							3,371	(11)	$175,326
							1,406	(12)	$73,126
							4,667	(13)	$242,731
Anne G. Saunders
							8,799	(16)	$457,636

(1)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(2)	Market value was determined by multiplying the number of shares of stock by $52.01 (the closing price of the Company’s common stock on December 31, 2012).

(3)	These options were granted on March 19, 2009 pursuant to the 1997 Plan with a term of five years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(4)	These options were granted on February 24, 2010 pursuant to the 1997 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(5)	These options were granted on February 22, 2011 pursuant to the 1997 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(6)	These options were granted on February 16, 2012 pursuant to the 2011 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(7)	Represent the unvested portions of awards made on March 19, 2009 pursuant to the 1997 Plan that vest 25% one year from the award date and 25% annually thereafter.

(8)	Represent the unvested portions of awards made on February 24, 2010 pursuant to the 1997 Plan that vest 25% one year from the award date and 25% annually thereafter.

(9)	Represent the unvested portions of performance-based restricted stock awards earned on February 22, 2011 (for 2010 performance) pursuant to the 1997 Plan that vest 33.33% on March 30, 2011 and 33.33% annually thereafter.

(10)	Represent the unvested portions of awards made on February 22, 2011 pursuant to the 1997 Plan that vest 25% one year from the award date and 25% annually thereafter.

(11)	Represent the unvested portions of performance-based restricted stock awards earned on February 16, 2012 (for 2011 performance) pursuant to the 1997 Plan and 2011 Plan. Original target grant awarded under 1997 Plan; above target grant awarded under 2011 Plan; each vests 33.33% on March 7, 2012 and 33.33% annually thereafter.

(12)	Represent the unvested portions of awards made on February 16, 2012 pursuant to the 2011 Plan that vest 25% one year from the award date and 25% annually thereafter.

(13)	Represent the unvested portions of performance-based restricted stock awards made on February 16, 2012 pursuant to the 2011 Plan that were earned for 2012 performance at 132.75% of target and that vest 33.33% on February 16, 2013 and 33.33% annually thereafter.

(14)	This option was granted on January 19, 2010 pursuant to the 1997 Plan with a term of five years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(15)	Represents the unvested portion of an award made on January 19, 2010 pursuant to the 1997 Plan that vests 25% one year from the award date and 25% annually thereafter.

(16)	Represents the unvested portion of an award made on August 27, 2012 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

2012 Option Exercises and Stock Vested Table

The following table shows, for the fiscal year ended December 31, 2012, the options exercised and restricted stock vested for the Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Paul D. Davis	69,956	$2,087,877	37,266	$2,309,349
Gregg A. Kaplan	—	—	18,193	$1,124,934
J. Scott Di Valerio	8,309	$313,190	9,606	$576,793
Donald R. Rench	27,572	$967,667	7,133	$438,861
Anne G. Saunders	—	—	—	—

(1)	Based on the difference between the fair market value of the Company’s common stock at the time of exercise and the exercise price of the option.

(2)	Based on the closing price of the Company’s common stock on the vesting date.

Elements of Post-Termination Compensation and Benefits

Under certain circumstances, Coinstar (or Redbox) will enter into an employment, change of control, transition, and/or retention agreement with an executive. Otherwise, executives serve at the will of the Board of Directors, enabling the Company to remove an executive whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested compensation and benefits).

Employment Agreements

Messrs. Davis, Kaplan, and Di Valerio and Ms. Saunders.    As of December 31, 2012, the Company had employment agreements with the Chief Executive Officer, Paul D. Davis, the President and Chief Operating Officer, Gregg A. Kaplan, the Chief Financial Officer, J. Scott Di Valerio, and the President, Redbox, Anne G. Saunders. In January 2013, in connection with his promotion to Chief Executive Officer effective on April 1, 2013, the Company entered into an Amended and Restated Employment Agreement with Mr. Di Valerio. Each of the agreements in effect as of December 31, 2012 provides that the executive will be entitled to the following benefits if the executive is terminated at any time without cause (as defined below), and, pursuant to Mr. Di Valerio’s agreement, he will also be entitled to the following benefits if he terminates his employment for good reason (as defined below):

•	termination payments equal to 12 months’ annual base salary;

•	any unpaid annual base salary that had accrued for services already performed as of the date of termination;

•	for Messrs. Davis and Kaplan and Ms. Saunders, any prorated cash bonus consistent with the existing program for executives (provided performance targets applicable for any such bonuses are met);

•	for Mr. Di Valerio, a pro rata portion of his annual bonus for the year;

•

for Messrs. Davis, Kaplan, and Di Valerio, Company payment of the premium for the executive’s and the executive’s spouse’s and dependent children’s COBRA continuation coverage under the Company’s group health plans for a period of up to 12 months; and

•	for Ms. Saunders, an amount equal to 12 months of COBRA premiums at the rate in effect on the date of termination for the executive and the executive’s spouse and dependent children.

For Messrs. Davis, Kaplan, and Di Valerio, termination payments made in connection with a termination without cause, or for good reason with respect to Mr. Di Valerio, will be paid to the executive in 12 equal monthly installments, beginning the month after the executive’s termination, and any unpaid annual base salary and prorated bonus will be paid at the same time such amounts would have been paid had the executive’s employment not been terminated. For Ms. Saunders, termination payments made in connection with a termination without cause will be paid in a lump sum within ten business days after the release of claims provided in the employment agreement becomes effective and any unpaid annual base salary will be paid at the same time such amounts would have been paid had the executive’s employment not been terminated.

For one year following the termination of employment, the executive is subject to certain noncompetition provisions. In addition, the executive is subject to certain nondisclosure and nondisparagement provisions.

For purposes of the employment agreements described above, “cause” is defined as:

•

failure or refusal to carry out the lawful duties of the executive or any directions of the Board, which directions are reasonably consistent with the duties set forth in the employment agreement to be performed by the executive;

•	violation by the executive of a state or federal criminal law involving the commission of a crime against Coinstar or a felony;

•

current use by the executive of illegal substances; deception, fraud, misrepresentation, or dishonesty by the executive; or any act or omission by the executive that substantially impairs Coinstar’s business, goodwill, or reputation; or

•	any other material violation of any provision of the employment agreement.

For purposes of Mr. Di Valerio’s employment agreement, “good reason” generally includes any of the following events, provided that within specified time frames Mr. Di Valerio provides the Company with notice, the Company fails to remedy the event or condition, and Mr. Di Valerio actually terminates employment:

•	a material decrease in the executive’s annual base salary;

•	a material decrease in the executive’s authority, duties, or responsibilities;

•	a relocation of the executive’s principal place of employment to a location more than 50 miles away; or

•	any other material breach of the agreement.

Change of Control Agreements

Messrs. Davis, Kaplan, and Di Valerio.    As of December 31, 2012, the Company had change of control agreements with Messrs. Davis, Kaplan, and Di Valerio that were entered into in conjunction with the execution of each such executive’s employment agreement described above. The change of control agreements provide that, following a change of control of the Company, the executive’s authority, duties, and responsibilities will be at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. In addition, the executive will be entitled to continued compensation and benefits at levels comparable to those prior to the change of control and reimbursement for all reasonable employment expenses.

If a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from the Company that the Company intends to terminate the agreement, then the executive will be eligible to receive the following benefits if the Company terminates his employment other than for cause (as defined above in their respective employment agreements) or if the executive terminates his employment for good reason (as defined below):

•	the executive’s annual base salary through the date of termination;

•

a prorated bonus calculated as the product of (a) the executive’s annual bonus with respect to the fiscal year in which the date of termination occurs and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365;

•	any compensation previously deferred (together with any accrued interest or earnings thereon);

•	any accrued but unpaid vacation pay; and

•	an amount as separation pay equal to the executive’s annual base salary.

Payments for base salary through the date of termination, the prorated bonus, and any accrued but unpaid vacation will be paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation will be paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay will be paid in 12 equal monthly installments, beginning the month after termination. If the executive’s employment is terminated by reason of death or total disability, the executive (or the executive’s estate or beneficiary, as applicable in the case of the executive’s death) will receive the executive’s annual base salary through the date of termination, the executive’s prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. The change of control agreements do not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions for Equity Awards.”

Mr. Rench and Ms. Saunders.    As of December 31, 2012, the Company had change of control agreements with our Chief Legal Officer, General Counsel, and Corporate Secretary, Donald R. Rench, and with the President, Redbox, Anne G. Saunders. Under the terms of the change of control agreements, for two years following a change of control (the “Post-Change of Control Period”) of the Company, the executive’s authority, duties, and responsibilities will be at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. During the Post-Change of Control Period, the executive will be entitled to continued compensation and benefits at levels comparable to those prior to the change of control and reimbursement for all reasonable employment expenses.

If at any time during the Post-Change of Control Period the Company terminates the executive’s employment without cause (as defined below), or the executive terminates employment with good reason (as defined below), the executive will be entitled to:

•	the same benefits as set forth above for Messrs. Davis, Kaplan, and Di Valerio; and

•

Company payment of the premiums for the executive’s and the executive’s spouse’s and dependent children’s COBRA continuation coverage under the Company’s group health plans for a period of up to 12 months.

Payments for base salary through the date of termination, the prorated bonus, and any accrued but unpaid vacation pay will be paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation will be paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay will be paid in 12 equal monthly installments, beginning the month after termination. If the executive’s employment terminates by reason of death or total disability during the Post-Change of Control Period, the executive (or the executive’s estate or beneficiary, as applicable in the case of death) will receive the executive’s annual base salary through the date of termination, a prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. Similar to the agreements with Messrs. Davis, Kaplan, and Di Valerio, the change of control agreements with Mr. Rench and Ms. Saunders do not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions for Equity Awards.”

For purposes of each of Mr. Rench’s and Ms. Saunders’ change of control agreements, “cause” is defined as:

•	failure or refusal to carry out the lawful duties of the executive or any directions of the Board, which directions are reasonably consistent with the duties to be performed by the executive;

•	violation by the executive of a state or federal criminal law involving the commission of a crime against Coinstar or a felony;

•

current use by the executive of illegal substances; deception, fraud, misrepresentation, or dishonesty by the executive; or any act or omission by the executive that substantially impairs Coinstar’s business, goodwill, or reputation; or

•	any material violation of the confidentiality, noncompetition, and/or nonsolicitation provisions to which the executive is bound.

For purposes of all the change of control agreements, “good reason” generally includes any of the following events, provided that within specified time frames the executive provides the Company with notice, the Company fails to remedy the event or condition, and the executive actually terminates employment:

•	a decrease in the executive’s annual base salary;

•	a decrease in the executive’s authority, duties, or responsibilities;

•	a relocation of the executive’s principal place of employment more than 50 miles away;

•

with respect to Messrs. Davis, Kaplan, and Di Valerio, the failure of the Company to comply with and satisfy the assignment provisions in the applicable employment agreement, subject to certain notice requirements; or

•	any other material breach of the executive’s change of control agreement or employment agreement, as applicable.

For purposes of all the change of control agreements, “change of control” is generally defined as:

•	a Board change in which individuals who constitute the Board as of the date of the agreement cease to constitute at least a majority of the Board;

•

the acquisition by any individual, entity, or group of beneficial ownership of (a) 20% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is not approved in advance by a majority of the incumbent directors, or (b) 33% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is approved in advance by a majority of incumbent directors;

•	consummation of a reorganization, merger, or consolidation approved by the stockholders; or

•	consummation of a complete liquidation, dissolution, or the sale or other disposition of all or substantially all of the assets approved by the stockholders.

Change of Control Provisions for Equity Awards

Change of Control Provisions in the 1997 Plan.    The 1997 Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization, or sale of substantially all of the assets of Coinstar:

•

arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise;

•	shorten the period during which options are exercisable;

•	accelerate any vesting schedule to which an option is subject; or

•	cancel vested options in exchange for a cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event.

Change of Control Provisions in the 2011 Plan.    Under the 2011 Plan, unless the plan administrator determines otherwise in the instrument evidencing an award or in a written employment, services, or other agreement between a participant and the Company or a related company, in the event of a change of control (as defined below):

•

If the change of control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for, or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

If the change of control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change of control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

•	The Compensation Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Unless the Compensation Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services, or other agreement between a participant and the Company or a related company, a “change of control” of the Company for purposes of the 2011 Plan generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity, or group of beneficial ownership of 20% or more, if not approved in advance by a majority of the incumbent Board, or 33% or more, if approved in advance by a majority of the incumbent Board, of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the Board such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

•

consummation of a “company transaction,” which for purposes of the 2011 Plan is generally defined as a merger or consolidation, a sale of at least 60% of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 60% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 33% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

If the Company dissolves or liquidates, unless the Compensation Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Awards to Executives Under the 1997 Plan and 2011 Plan.    As of December 31, 2012, the Compensation Committee had granted stock options and restricted stock awards under the 1997 Plan to all of our Named Executive Officers other than Ms. Saunders and under the 2011 Plan to all of our Named Executive Officers. The awards granted through December 31, 2012 provide for accelerated vesting upon a merger, reorganization, sale of substantially all of the assets of Coinstar, or a change of control (as defined above), as follows:

•

Messrs. Davis, Kaplan, and Di Valerio.    Unvested options granted in or before February 2010, except for the option granted to Mr. Kaplan as part of his retention arrangement with the Company, fully accelerate in vesting, and the unvested time-based restricted stock awards and earned performance-based restricted stock awards granted in or before February 2010 are no longer subject to forfeiture. In March 2010, we adopted double-trigger arrangements for new equity awards provided to these executives under the 1997 Plan, and awards under the 2011 Plan include similar provisions. Under the double-trigger arrangements, options accelerate in vesting and, with respect to the time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture, if a successor company does not assume or substitute such awards. In the event that the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years of the transaction without cause or by the executive for good reason, 100% of the options automatically vest and, with respect to the time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture. For purposes of these awards, “cause” and “good reason” are defined below.

•	Mr. Rench and Ms. Saunders. Unvested options accelerate in vesting and, with respect to the unvested time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture, if a successor company does not assume or substitute such awards. In the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within one year of the transaction without cause or by the executive for good reason, 50% of the unvested portions of the options automatically vest and, with respect to the time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture. For purposes of these awards, “cause” and “good reason” are defined below.

•

Mr. Kaplan.    The option for 92,053 shares granted to Mr. Kaplan as part of his retention arrangement with the Company included similar provisions as described above for Mr. Rench and Ms. Saunders but included an additional acceleration provision in the event of termination without cause or for good reason prior to March 19, 2013.

Definitions of “Cause” and “Good Reason” Under the 1997 Plan and 2011 Plan.    For purposes of the 1997 Plan, “cause” is defined as dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the plan administrator, whose determination will be conclusive and binding.

For purposes of the 2011 Plan, unless otherwise defined in the instrument evidencing an award or in a written employment, services, or other agreement between a participant and the Company or a related company, “cause” is defined as dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, violation of a state or federal criminal law involving the commission of a crime against the Company or a felony, current use of illegal substances, or any act or omission that substantially impairs the Company’s business, goodwill, or reputation, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executives, the Compensation Committee, whose determination will be conclusive and binding.

For purposes of the 1997 Plan and 2011 Plan, “good reason” is defined as the occurrence of any of the following events or conditions and the failure of the successor company to cure any such event or condition within 30 days after receipt of written notice from the executive:

•

a change in the executive’s status, position, or responsibilities (including reporting responsibilities) that, in the executive’s reasonable judgment, represents a substantial reduction in the status, position, or responsibilities as in effect immediately prior thereto; the assignment to the executive of any duties or responsibilities that, in the executive’s reasonable judgment, are materially inconsistent with such status, title, position, or responsibilities; or any removal of the executive from or failure to reappoint or reelect the executive to any of such positions, except in connection with the termination of the executive’s employment for cause, as a result of his or her disability or death, or by the executive other than for good reason;

•	a reduction in the executive’s annual base salary;

•

the successor company’s requiring the executive (without the executive’s consent) to be based at any place outside a 50-mile radius of his or her place of employment prior to the transaction, except for reasonably required travel on the successor company’s business that is not materially greater than such travel requirements prior to the transaction;

•

the successor company’s failure to (a) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the executive was participating at the time of the transaction or (b) provide the executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material executive benefit plan, program, and practice as in effect immediately prior to the transaction;

•	any material breach by the successor company of its obligations to the executive under the 1997 Plan or 2011 Plan, as applicable, or any substantially equivalent plan of the successor company; or

•

any purported termination of the executive’s employment or service relationship for cause by the successor company that is not in accordance with the definition of cause under the 1997 Plan or 2011 Plan, as applicable.

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated incremental compensation for the Named Executive Officers as of December 31, 2012 in the event a termination or change of control had occurred on that date. The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change of control event had occurred. Actual amounts payable can only be determined at the time of termination or change of control.

Name	Benefit	Before Change of Control Termination Without Cause or for Good Reason	Change of Control (1)
Paul D. Davis	Cash Severance (2)	$800,000	$800,000
	Restricted Stock Acceleration (3)	—	3,352,564
	Stock Option Acceleration (4)	—	861,936
	Health and Benefits (5)	19,351	—

	Total	$819,351	$5,014,500

Gregg A. Kaplan	Cash Severance (2)	$500,000	$500,000
	Restricted Stock Acceleration (3)	—	1,948,918
	Stock Option Acceleration (4)	527,251	982,412
	Health and Benefits (5)	10,148	—

	Total	$1,037,399	$3,431,330

J. Scott Di Valerio	Cash Severance (2)	$500,000	$500,000
	Restricted Stock Acceleration (3)	—	1,489,879
	Stock Option Acceleration (4)	—	315,374
	Health and Benefits (5)	19,351	—

	Total	$519,351	$2,305,253

Donald R. Rench	Cash Severance (2)	$—	$355,000
	Restricted Stock Acceleration (3)	—	727,152
	Stock Option Acceleration (4)	—	167,661
	Health and Benefits (5)	—	18,310

	Total	$—	$1,268,123

Anne G. Saunders	Cash Severance (2)	$400,000	$400,000
	Restricted Stock Acceleration (3)	—	457,636
	Stock Option Acceleration (4)	—	—
	Health and Benefits (5)	19,351	19,351

	Total	$419,351	$876,987

(1)	Except for restricted stock and stock option acceleration, the amounts in this column assume termination of employment in connection with, or within a designated period after, a change of control.

(2)	Amount reflects cash severance of one year’s annual base salary based on the executive’s 2012 annual base salary.

(3)

Calculated by multiplying the number of accelerated shares of restricted stock by $52.01 (the closing price of the Company’s common stock on December 31, 2012). For purposes of the amounts reflected in the “Change of Control” column of the table, the number of shares of performance-based restricted stock actually earned for 2012 is reflected, and we have assumed that the awards accelerated in full, either because the surviving company refused to assume or substitute awards or, with respect to awards under the 2011 Plan, because the change of control was not a company transaction.

(4)	Calculated by multiplying the number of shares underlying stock options subject to acceleration by $52.01 (the closing price of the Company’s common stock on December 31, 2012) less the per share exercise price of the stock option grants. For purposes of the amounts reflected in the “Change of Control” column of the table, we have assumed that the grants accelerated in full either because the surviving company refused to assume or substitute grants or, with respect to the grants under the 2011 Plan, because the change of control was not a company transaction.

(5)	Amount reflects the payment of COBRA premiums for 12 months following termination.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION OF

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for the Review and Approval or Ratification of Transactions With Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers and the beneficial owners of 5% of our common stock or other voting securities are expected to disclose to our General Counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The Audit Committee is authorized to administer this policy, and may amend, modify, and interpret this policy, and take such other action in connection with the administration of the policy, as it deems necessary or desirable; provided, however, any material amendments or modifications to this policy will be recommended to the full Board for its review and approval.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•

If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction requirement, the transaction will be deemed approved and will be reported to the Audit Committee at its next scheduled meeting.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the chairperson of the Audit Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $1 million or when it would not be practicable in the judgment of the chairperson and General Counsel to wait for the next Audit Committee meeting to review the transaction.

•	If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the Audit Committee for review and approval or ratification.

•

If the transaction to be reviewed and acted upon by the Audit Committee involves a member of the Audit Committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction, and the other members of the Audit Committee shall take appropriate action.

When determining whether to approve or ratify a related person transaction, the chairperson of the Audit Committee or the Audit Committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the Audit Committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the Audit Committee, as applicable, will review the transaction on a regular basis (at least annually).

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

The REEIP Purchase Agreement (as defined below) was not a related person transaction at the time of execution. Entry into the REEIP Purchase Agreement was considered and approved by the full Board of Directors. The terms of the Kaplan Letter Agreement (as defined below)were considered and approved by the Compensation Committee. Redbox is currently a wholly owned subsidiary of the Company, and the Audit Committee is aware of each of the transactions described below relating to Redbox and Mr. Kaplan.

Related Person Transactions

Pursuant to a Purchase and Sale Agreement (the “REEIP Purchase Agreement”) dated as of February 26, 2009 between Coinstar and Redbox Employee Equity Incentive Plan, LLC (the “REEIP”), Coinstar purchased the outstanding non-voting interests in Redbox held by the REEIP at a closing held on February 26, 2009 (the “Closing”). In connection with the REEIP Purchase Agreement, as a member of the REEIP, Gregg A. Kaplan, Coinstar’s former President and Chief Operating Officer, received at the Closing 38,167 shares of Coinstar’s stock valued at $27.7433 per share and cash payments of $1,863,843 on April 30, 2009, $239,685 on May 29, 2009 and $262,477 on August 31, 2009. In addition, pursuant to the REEIP Purchase Agreement, Mr. Kaplan was entitled to receive an additional payment in cash and/or shares of Coinstar’s stock valued at up to approximately $2.6 million upon termination of his employment under certain circumstances within one year of the Closing; however, Mr. Kaplan’s right to receive such additional payments was terminated pursuant to the Kaplan Letter Agreement.

Coinstar entered into a letter agreement with Mr. Kaplan dated as of April 1, 2009, and an amendment to the letter agreement with Mr. Kaplan dated as of May 8, 2009 (collectively, the “Kaplan Letter Agreement”). Pursuant to the Kaplan Letter Agreement, Mr. Kaplan released Coinstar and its subsidiaries (including Redbox) (collectively, the “Company Parties”) from any claims arising in connection with any agreements, activities, or arrangements with or relating to the Company Parties, except for claims arising after the date of the Kaplan Letter Agreement. In addition, the Kaplan Letter Agreement confirmed that the Compensation Committee had granted Mr. Kaplan cash payments to be made on the following dates subject to continuous employment with Coinstar: (a) through February 26, 2010, $1,667,979; (b) through February 26, 2011, $588,698; and (c) through February 26, 2012, $294,349 ((a), (b) and (c), collectively, the “Kaplan Cash Incentive”), except that the Kaplan Cash Incentive would have fully vested and been payable without regard to his continued employment by Coinstar if Coinstar had terminated Mr. Kaplan’s employment other than for “cause” (as defined in Mr. Kaplan’s employment agreement, discussed above in “Elements of Post-Termination Compensation and Benefits”) or Mr. Kaplan had terminated his employment for “good reason” (as defined in Mr. Kaplan’s change of control agreement, discussed above in “Elements of Post-Termination Compensation and Benefits”) before February 26, 2012. The Kaplan Letter Agreement also confirmed that the Compensation Committee had granted Mr. Kaplan a stock option to purchase 92,053 shares of Coinstar’s common stock, with an exercise price equal to the closing price of Coinstar’s common stock on the date of grant and vesting over a four-year period, except that the option would have become fully vested and been exercisable if Coinstar had terminated his employment other than for cause or Mr. Kaplan had terminated his employment for good reason before March 19, 2013.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Coinstar’s Board of Directors has adopted a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller (or persons performing similar functions) and a Code of Conduct that applies to all directors, officers, and employees of the Company. A copy of each is available on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. Substantive amendments to and waivers from either regarding executive officers and directors, if any, will be disclosed on the Investor Relations section of Coinstar’s website.

List of Stockholders of Record

In accordance with Delaware law and our Bylaws, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2014 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on [                    ]. As prescribed by current Rule 14a-8(b) under the Exchange Act, a stockholder must, among other things, have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2014 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of our 2013 Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between the close of business on March 28, 2014 and the close of business on April 28, 2014. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder-Recommended Director Nominees

The Nominating Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Nominating and Governance Committee, Attn: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

As required by our Bylaws, stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act, the written consent of the director nominee to be named as a nominee and to serve as a director if elected, and a statement whether such person, if elected, intends to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which such person would face reelection and (ii) the acceptance of such resignation by a committee of our independent directors. Evaluation of any such recommendations is the responsibility of the Nominating Committee. In the event of any stockholder recommendations, the Nominating Committee will evaluate the persons recommended in the same manner as other candidates.

Communications With the Board of Directors

Stockholders and other stakeholders may contact the Board of Directors as a group or any individual director by sending written correspondence to the following address: Board of Directors—Coinstar, Inc., Attn: General Counsel, 1800 114th Avenue S.E., Bellevue, Washington 98004 or by email at AskBoard@Coinstar.com. Each communication should clearly specify the name(s) of the group of directors or the individual director to whom the communication is addressed.

DIRECTIONS AND MAP

2013 Annual Meeting of Stockholders

Coinstar, Inc.

Bellefield Conference Center

1150 114th Avenue S.E.

Bellevue, WA 98004

June 27, 2013—10:00 A.M.

From Interstate 405 North

Take Exit #12 (SE 8th St.) and turn left at the end of the ramp. At the third light, turn left at 114th Ave. SE into the Bellefield Office Park. The Bellefield Conference Center is the first building on the left.

From Interstate 405 South

Take Exit #12 (SE 8th St.) and turn right at the end of the ramp. At the second light, turn left at 114th Ave. SE into the Bellefield Office Park. The Bellefield Conference Center is the first building on the left.

From Interstate 90

Take Exit #9 (Bellevue Way). Proceed on Bellevue Way and bear right at the second light onto 112th Avenue SE. There are two 112ths—turn at the second one. Turn right at 15th Street SE into the Bellefield Office Park. Turn left at the stop sign at the end of the bridge. The Bellefield Conference Center is the last building on the right in the office park.

COINSTAR, INC. P.O. BOX 91258 BELLEVUE, WA 98009

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Annual Meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Annual Meet. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45294-P25055

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COINSTAR, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:

For Against Abstain

1a Nora M. Denzel

1b Ronald B. Woodard

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

2. Amendment of the Restated Certificate of Incorporation to change the name of the Company to Outerwall Inc.

The Board of Directors recommends you vote FOR the following proposal:

3. Advisory resolution to approve the compensation of the Company’s Named Executive Officers.

The Board of Directors recommends you vote FOR the following proposal:

4. Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm.

NOTE: THE PROXIES SHALL HAVE DISCRETIONARY AUTHORITY TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

M46295-P25055

COINSTAR, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 27, 2013

The undersigned hereby appoints Deborah L. Bevier and Donald R. Rench, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Coinstar, Inc. held of record by the undersigned on [ ], 2013 at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at the Bellefield Conference Center located at 1150 114th Avenue S.E., Bellevue, Washington 98004 on Thursday, June 27, 2013 at 10:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting, including matters incidental to the conduct of the meeting.

IMPORTANT - PLEASE DATE AND SIGN ON THE REVERSE SIDE.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE.

Continued and to be signed on reverse side